EXHIBIT 10.1

Central Coast Blue AWPF Design-Build

Agreement

This AGREEMENT is made as of the 6th day of October in the year of 2026, by and between the following parties, for services in connection with the Project identified below:

OWNER:

City of Pismo Beach

760 Mattie Road

Pismo Beach, CA 93449

DESIGN-BUILDER:

PERC Water Corporation

17520 Newhope Street, Suite 180

Fountain Valley, CA 92708

PROJECT:

Project: Central Coast Blue Advanced Water Purification Facility

ADDRESS:

980 Huber Street, Grover Beach, CA 93433

In consideration of the mutual covenants and obligations contained herein, Owner and Design-Builder agree as set forth herein.

Article 1

General

1.1

Duty to Cooperate. Owner and Design-Builder commit at all times to cooperate fully with each other, and proceed on the basis of trust and good faith to permit each party to realize the benefits afforded under this Agreement.

1.2

Definitions. Terms, words and phrases used in this Agreement shall have the meanings given them in DBIA Document No. 535, Standard Form of General Conditions of Contract Between Owner and Design-Builder (2010 Edition) as revised by Owner attached hereto (“General Conditions of Contract”).

1.3

Design Services. Design-Builder shall, consistent with applicable state licensing laws, provide design services, including architectural, engineering, and other design professional services required by this Agreement. Such design services shall be provided through qualified, licensed design professionals who are either (i) employed by Design-Builder, or (ii) procured by Design-Builder from independent sources. Nothing in this Agreement is intended to create any legal or contractual relationship between Owner and any independent design professional.

Article 2

Design-Builder's Services and Responsibilities

2.1	General Services.

2.1.1  Owner has provided Design-Builder with Project background documents, including but not limited to, the Design Criteria Report and historical studies and preliminary evaluations depicting the Owner's program requirements and objectives for the Project, collectively referred to as the Owner’s Reference Documents. Owner's Documents include conceptual documents, design specifications, design performance specifications, and other technical materials and requirements prepared by or for Owner.

2.1.2  Prior to the execution of Contract, Design-Builder has performed an evaluation of the Basis of Design Documents, and has provided additional, different and innovative approaches to the design and construction of the Project, upon which the Design-Builder has provided a fixed Design-Build price.

2.1.3  Design-Builder shall have the sole and exclusive responsibility and liability for the design, construction and performance of the Project, notwithstanding the information contained in the Owner's Project background documents, and to ensure compliance with all applicable Governmental Rules, Regulations, and Requirements.

2.1.4  Design-Builder shall supervise, coordinate, and direct the Work using Design-Builder's best skill and attention. Design-Builder shall be solely responsible for, and have control over, the entire design effort, construction means, methods, techniques, sequences, procedures, and the coordination of all portions of the Work.

2.1.5  Design-Builder shall be responsible for inspection of all portions of the Work and to determine that such portions conform to the requirements of the Contract Documents and are ready to receive subsequent Work.

2.1.6   Design-Builder shall take field measurements, verify field conditions, and carefully compare with the Contract Documents such field measurements, conditions, and other information known to Design-Builder before commencing the Work. Errors, inconsistencies, or omissions

Central Coast Blue AWPF Design Build Agreement

discovered at any time shall be promptly reported in writing to the Owner. By proceeding with the Project the Design-Builder accepts the conditions of the Project.

2.1.7  All work performed in connection with this Contract shall be performed in a manner consistent with the standard of care ordinarily exercised by those who provide architectural, engineering, planning and design services for projects of similar size, scope and complexity for water treatment facilities in the United States, and consistent with the standard of care ordinarily exercised by those who specialize in such specialty services. In addition, all work is to be performed within the standard of care for California architects, engineers, planners and designers. Neither review nor approval of Design-Builder’s work by Owner, any employee, any agent/consultant of Owner, or any other person shall in any way relieve Design-Builder from its duty to utilize this standard of care in the performance of its duties.

2.2	Phased Services.

2.2.1   Design Services. Design-Builder shall perform the services of design and other services for the Project based on the Basis of Design Documents and the Design-Builder's design submitted and accepted by Owner, upon which the fixed Design-Build price is based. Design-Builder shall perform such services to the level of completion required for Design-Builder to complete the Project.

2.2.2  Construction Services. Design-Builder’s construction services shall consist of the completion of design services for the Project, the procurement of all materials and equipment for the Project, the performance of construction services for the Project, the start-up, testing, and commissioning of the Project, the provision of warranty services, and all other services necessary to complete the Project.

2.2.3  Training and Support.  Design-Builder will provide 600 hours of training by an ATWO 5 and support to City staff after Substantial Completion.

2.2.4  Phase 2 Expansion Design and Construction Services. Should Owner obtain funding for the Phase 2 expansion of the Project prior to Final Completion, Design Builder agrees to negotiate in good faith with Owner a contract amendment to provide design services and construction services to complete the Phase 2 expansion project.

2.2.5  Well 31 Design and Construction Services. Should Owner determine it is in the Owner’s best interest to add design and construction of the new City Well 31 to the contract scope of work prior to Final Completion, Design Builder agrees to negotiate in good faith with Owner a contract amendment to provide design services and construction services to design, construct or complete the new City Well 31.

2.3

Proposal. Design-Builder has provided a proposal to Owner (the "Proposal") for the completion of the design and construction for the Project for the Contract Price, attached as Exhibit D, and is made a part of this Agreement.

Article 3

Contract Documents

3.1	The Contract Documents are comprised of the following:

3.1.1	Applicable Laws and Regulations

3.1.2	Permits

3.1.3	Properly Executed Change Orders

Central Coast Blue AWPF Design Build Agreement

3.1.4	Addenda

3.1.5	Executed Design-Build Agreement, including Exhibits

3.1.6	General Conditions of Contract

3.1.7	Design Criteria Report

3.1.8	Design-Builder’s Proposal / Fixed Design-Build Price Proposal

3.1.9	Technical Specifications

3.1.10	Project Plans/Drawings (detailed plans having greater precedence)

3.1.11	Request for Proposals

The order of precedence for all documents is listed in Section 2.1 of the Design Criteria Report attached hereto as Exhibit A.

Article 4

Interpretation and Intent

4.1

Design-Builder has carefully reviewed all the Contract Documents, including the various documents comprising the Owner's Basis of Design Documents for any conflicts or ambiguities. Design-Builder and Owner will discuss and resolve any identified conflicts or ambiguities prior to execution of the Agreement.

4.2

The Contract Documents are intended to permit the parties to complete the Work and all obligations required by the Contract Documents within the Contract Time(s) for the Contract Price. The Contract Documents are intended to be complementary and interpreted in harmony so as to avoid conflict, with words and phrases interpreted in a manner consistent with construction and design industry standards. In the event inconsistencies, conflicts, or ambiguities between or among the Contract Documents are discovered after Owner’s acceptance of the Proposal, Design-Builder and Owner shall attempt to resolve any ambiguity, conflict, or inconsistency informally, recognizing that the Contract Documents shall take precedence in the order in which they are listed in Section 3.1 hereof. In case of a conflict within a part of a Contract Document, the provision with the more restrictive/most stringent interpretation shall govern.

4.3	Terms, words, and phrases used in the Contract Documents, including this Agreement, shall have the meanings given them in the General Conditions of Contract.

4.4

The Contract Documents form the entire agreement between Owner and Design-Builder and by incorporation herein are as fully binding on the parties as if repeated herein. No oral representations or other agreements have been made by the parties except as specifically stated in the Contract Documents.

Article 5

Ownership of Work Product

5.1

Ownership. All Work Products originated and prepared by Design-Builder or its sub-contractors of any tier under this Contract shall be and remain the property of Owner for its use in any manner it deems appropriate. However, any use unintended under the Contract, or modification or alteration of the Work Products without the direct involvement of the Design-Builder shall be without Liability

Central Coast Blue AWPF Design Build Agreement

to Design-/Builder. Work Products are all works, tangible or not, created under this Contract for Owner including, without limitation, documents, material, data, reports, manuals, specifications, artwork, drawings, sketches, computer programs and databases, schematics, photographs, video and audiovisual recordings, sound recordings, marks, logos, graphic designs, notes, websites, domain names, inventions, processes, formulas, matters and combinations thereof, and all forms of intellectual property therein. To the extent applicable under the U.S. Copyright Act, all works created by Design-Builder under this Contract are work-made-for-hire created for the sole benefit and ownership of Owner. Owner hereby grants to Design-Builder a license, revocable at will of Owner, to use and copy such documents during the term of this Contract for the sole purpose of performing the Services. All copies of tangible materials or writings embodying such intellectual properties shall be turned over to Owner upon termination of this Contract or completion of work pursuant to this Contract. Design-Builder hereby assigns, and agrees to assign to Owner, all goodwill, copyrights and trademarks in all Work Products originated and prepared by Design-Builder under this Contract. Design-Builder further agrees to execute any documents necessary for Owner to perfect, memorialize, or record Owner’s ownership of rights provided herein. This paragraph shall survive expiration or termination of this Contract.

5.2

Obligations on Subcontractor. Any sub-contract entered into by Design-Builder relating to this Contract, to the extent allowed hereunder, shall include a like provision (on Owner’s ownership in Work Products) for work to be performed under this Contract to Contractually bind or otherwise oblige its subcontractor performing work under this Contract such that Owner’s ownership rights of all Work Products are preserved and protected as intended herein. Failure of Design-Builder to comply with this requirement or to obtain the compliance of its subcontractor with such obligations shall subject Design-Builder to all remedies allowed under law and termination of this Contract.

5.3

Use of Work Products and Trade Secrets by Third Parties. Design-Builder shall not make available, provide or disclose any Work Product to any third party without prior written consent of Owner. Design-Builder further agrees that it will not disclose nor cause others to disclose any of Owner’s trade secrets or other potentially patentable matters including inventions, discoveries, improvements, and methods, developed during the performance of this Contract. Design-Builder shall be liable for any loss of patentable rights as a result of such disclosure whether such disclosure is inadvertent or not.

5.4

Non-Infringement Warranty. Design-Builder hereby represents and warrants that performance of all obligations under this Contract does not infringe in any way, directly or contributorily, upon any third party’s intellectual property rights, including, without limitation, patents, copyrights, trademarks, trade secrets, right of publicity and proprietary information. This section shall survive expiration or termination of this Contract.

5.5

In Design-Builder’s defense of the Owner Defendants, negotiation, compromise, and settlement of any such infringement Action, the Owner shall retain discretion in and control of the litigation, negotiation, compromise, settlement, and appeals therefrom.

5.6

Where any Work Product furnished by Design-Builder is in a form of software or firmware (“Vehicle”), and if any part of the such Vehicle (a) becomes the subject of an Action, (b) is adjudicated as infringing a third party’s Intellectual Property right, or (c) has its use enjoined or license terminated; Design-Builder shall, with the Owner’s consent, do one of the following immediately. Design-Builder shall at its expense either:

1.	Procure for the Owner the right to continue using said part of the Vehicle; OR
2.	Replace the Vehicle with a functionally equivalent, non-infringing product.

Exercise of any of the above-mentioned options shall not cause undue business interruption to the Owner or diminish the intended benefits and use of the Work Product by the Owner under the specifications herein.

Central Coast Blue AWPF Design Build Agreement

5.7

Rights and remedies available to the Owner hereinabove shall survive the expiration or other termination of this Contract. Further, the rights and remedies are cumulative of those provided for elsewhere in this Contract and those allowed under the laws of the United States, the State of California, and the County of San Luis Obispo. This Paragraph shall survive the expiration or other termination of this Contract.

5.8

Unless expressly stated otherwise, for all pre-existing third-party and Design-Builder’s intellectual property (if any), including software, required to operate or use any Work Product delivered by Design-Builder, Design-Builder hereby grants and will cause others to grant Owner (including its agents and consultants) an irrevocable license to use such pre-exiting intellectual property internally by Owner (including its agents and consultants).

Article 6

Contract Time

6.1

Date of Commencement. The Design Services shall commence within five (5) days of Design-Builder’s receipt of Owner’s Notice to Proceed for Design Services unless the parties mutually agree otherwise in writing. The Construction Services shall commence within five (5) days of Design-Builder’s receipt of Owner’s Notice to Proceed for Construction Services (“Date of Commencement”).

6.2	Substantial Completion and Final Completion.

6.2.1  Substantial Completion of the entire Work shall be achieved no later than 703 calendar days after the Date of Commencement (“Scheduled Substantial Completion Date”). The parties agree that the definition for Substantial Completion set forth in Section 1.2.36 of the General Conditions of Contract applies.

6.2.2  Final Completion of the Work or identified portions of the Work shall be achieved as expeditiously as reasonably practicable. Final Completion is the date when all Work is complete pursuant to the definition of Final Completion set forth in Section 1.2.21 of the General Conditions of Contract.

6.2.3  All of the dates set forth in this Article 6 (“Contract Time(s)”) shall be subject to adjustment in accordance with the General Conditions of Contract.

6.3	Time is of the Essence. Owner and Design-Builder mutually agree that time is of the essence with respect to the dates and times set forth in the Contract Documents.

6.4

Liquidated Damages. Design-Builder understands that if Substantial Completion is not attained by the Scheduled Substantial Completion Date, Owner will suffer damages which are difficult to determine and accurately specify. Design-Builder agrees that if Substantial Completion is not attained by the Scheduled Substantial Completion Date (the “LD Date”), Design-Builder shall pay Owner Two Thousand Five Hundred Dollars ($2,500.00) as liquidated damages for each calendar day that Substantial Completion extends beyond the LD Date. Notwithstanding the preceding sentence, the total amount of Liquidated Damages shall not exceed 5% of the total contract price. Owner shall have the right to deduct said Liquidated Damages from any amount due or that may become due the Design-Builder, or to collect such Liquidated Damages from the Design-Builder, its Guarantor, or its surety. These Liquidated Damages shall not be construed as a penalty. Design-Builder agrees that any progress payment made after the milestone, or Substantial Completion, shall not constitute a waiver of Liquidated Damages.

6.5

Provided Owner and Design-Builder enter into a contract amendment or separate contract for the Construction of Well 31 discussed in section 2.2.5 above, Owner shall pay Design-Builder an early completion bonus of Two Thousand Five Hundred Dollars ($2,500.00) per calendar day, to be

Central Coast Blue AWPF Design Build Agreement

capped at and limited to a maximum of 60 days for a total amount not to exceed One Hundred Fifty Thousand Dollars.

Article 7

Contract Price

7.1	Contract Price.

7.1.1  Owner shall pay Design-Builder a total fixed Design-Build price in accordance with Article 6 of the General Conditions of Contract the sum of Thirty Nine Million Seven Hundred Ninety Thousand Six Hundred Eighty-Two and 00/100 Dollars ($39,790,682.00), subject to adjustments made in accordance with the General Conditions of Contract. The Contract Price is deemed to include all sales, use, consumer and other taxes mandated by applicable Legal Requirements and permit fees which are the designated responsibility of Design Builder.

7.2	Allowance Items and Allowance Values.

7.2.1  Any and all Allowance Items, as well as their corresponding Allowance Values, are set forth in the Contract Price Amendment or the Proposal.

7.2.2  Design-Builder and Owner have worked together to review the Allowance Items and Allowance Values based on design information then available to determine that the Allowance Values constitute reasonable amounts for the Allowance Items. Design-Builder and Owner will continue working closely together during the preparation of the design to develop Construction Documents consistent with the Allowance Values.

7.2.3  No work shall be performed on any Allowance Item without Design-Builder first obtaining in writing advanced authorization to proceed from Owner. Where Allowance Item work authorized by the Owner exceed the Allowance Value, Owner and Design-Builder shall execute a Change Order.

7.2.4  The Allowance Value includes the direct cost of labor, materials, equipment, transportation, taxes, and insurance associated with the applicable Allowance Item. All other costs, including design fees, Design-Builder’s overall project management and general conditions costs, overhead and Fee, are deemed to be included in the original Contract Price, and are not subject to adjustment notwithstanding the actual amount of the Allowance Item.

7.2.5  Price proposals, and for scopes of work requested by Owner for each allowance item of work, shall be provided to and approved by Owner prior to the Design-Builder commencing such work. The Design-Builder shall provide price quotes within seven (7) days of receipt of request by Owner. Price proposals should clearly indicate if the Allowance Item will be performed on a lump sum, unit price, time and materials, or combination thereof, basis. Further, the price proposals shall be provided in a format that clearly itemizes all labor quantities and labor rates, material quantities and material rates, equipment costs, general conditions and fee to perform the work of the Allowance. Any work performed by subcontractors to the Design-Builder shall also be itemized as above. Price quotes shall be obtained from Owner-selected subcontractors and/or vendors by the Design-Builder in a format that clearly itemizes all labor quantities and labor rates, material quantities and material rates, equipment costs, general conditions and fee to perform the Allowance scope of work. Any work performed by subcontractors to Owner selected subcontractor and/or Vendor shall also be itemized.

Central Coast Blue AWPF Design Build Agreement

Article 8

Procedure for Payment

8.1	Contract Price Progress Payments.

8.1.1  Design-Builder shall submit to Owner on the tenth (10th) day of each month, beginning with the first month after the Date of Commencement, Design-Builder’s Application for Payment in accordance with Article 6 of the General Conditions of Contract and an updated project schedule showing all project activity (past, present, and future).

8.1.2  Owner shall make payment within thirty (30) days after Owner’s receipt of each properly submitted, accurate, and approved by the Owner Application for Payment in accordance with Article 6 of the General Conditions of Contract, but in each case less the total of payments previously made, and less amounts properly withheld under Section 6.3 of the General Conditions of Contract. Except as provided for under the California prompt pay statutes, the Design-Builder shall not charge and the Owner shall not be liable for any late fees or interest.

8.2	Retainage on Progress Payments.

8.2.1  Five percent (5%) of each Progress Payment will be retained until the Design Build Work has been completed and accepted by Owner per the Contract Documents. After fifty percent (50%) of the Design Build Work has been completed, including approved Change Orders, the Design-Builder may request a reduction in the withholding of retention. Owner will review the progress to date and the remaining Work. If it appears that the Design Build Work will be successfully completed and is progressing on schedule, Owner may at its sole discretion, reduce the retention on subsequent Design Build Work. Thereafter, Owner may, at its complete discretion, and in a fashion which protects the interest of Owner, increase the retention but in no event, to more than a 5% retention.

8.2.2  Substitution of Securities. At the request and expense of the Design-Builder, in accordance with California Public Contract Code Section 22300, in lieu of Owner withholding the five percent (5%) retention, the Design-Builder may: (1) substitute a deposit of securities at least equivalent to the retention to be paid, or (2) request Owner to pay retention directly to an escrow agent. If the Design-Builder requests that retention be paid into an escrow account, the Design-Builder and Owner shall enter into an escrow agreement in the exact form set forth in the Public Contract Code Section 22300. All forms or correspondence pertaining to Security Deposit in Lieu of Withhold shall be addressed to Owner for review by the legal counsel for Owner.

8.3

Final Payment. Design-Builder shall submit its Final Application for Payment to Owner in accordance with Section 6.6 of the General Conditions of Contract. Owner shall make payment on Design-Builder’s properly submitted and accurate Final Application for Payment (less any amount the parties may have agreed to set aside for warranty work) in accordance with prevailing law, provided that: (a) Design-Builder has satisfied the requirements for final payment set forth in Section 6.6.6 of the General Conditions of Contract.

8.4

Record Keeping and Finance Controls.  Design-Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles and as may be provided in the Contract Documents. During the performance of the Work and for a period of three (3) years after Final Payment, Owner and Owner’s accountants shall be afforded access to, and the right to audit from time to time, upon reasonable notice, Design-Builder’s records, books, correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda, and other data relating to the Work, all of which Design-Builder shall preserve for a period of three (3) years after Final Payment. Such inspection shall take place at Design-Builder’s offices during normal business hours unless another location and time is agreed to by the parties.

Central Coast Blue AWPF Design Build Agreement

Article 9

Termination for Convenience

9.1

The Owner, through its City Council, may terminate for convenience any part of the remaining work under the Contract at any time, or from time to time, by written notice to the Design-Builder. Such notice shall specify the extent to which the performance of work is terminated and the effective date of such termination.

9.1.1    Upon receipt of such notice, the Design-Builder shall:

9.1.1.1

Immediately discontinue work on the date and to the extent specified in the notice and place no further orders or subcontracts for materials, services, or facilities, other than as may be required for completion of such portion of work that is not terminated;

9.1.1.2

Promptly obtain cancellation upon terms satisfactory to Owner of all purchase orders, subcontracts, rentals or any other contracts existing for the performance of the terminated work or assign those contracts to Owner as directed;

9.1.1.3

Assist Owner in the maintenance, protection, and disposition of work in progress, plant, tools, equipment, property, and materials acquired by the Design-Builder or furnished by the Design-Builder under this Contract; and

9.1.1.4	Complete performance of the Work which is not terminated.

9.1.2  Upon any such termination, the Design-Builder shall waive any claims for damages on account thereof; but as the sole right and remedy of the Design-Builder, Owner shall pay Design-Builder substantiated costs in accordance with the following:

9.1.2.1

All amounts due and not previously paid to the Design-Builder for work completed in accordance with the Contract prior to such notice of termination, and for work thereafter completed as specified in such notice, up to but not exceeding the contract value for the work using the progress schedule, schedule of values and other project controls as applicable;

9.1.2.2	Reasonable costs incurred in demobilization and the disposition of residual material, plant and equipment; and

9.1.2.3

There shall be no claim or right to lost profits on unperformed work under any theory or any circumstances. There shall be no other right or claim for loss, cost, damage, expense or liability. These limits apply to a termination for convenience and also to any termination for default subsequently determined wrongful and therefore treated as a termination for convenience.

9.1.2.4	Complete performance of the Work which is not terminated.

9.1.3  Design-Builder shall submit within twenty-one (21) days after receipt of notice of termination a proposal for an adjustment to its compensation including all incurred costs described herein. Should the logistics of such a termination preclude pricing any item of cost, the Design-Builder shall estimate costs to the best of its ability. Owner shall review, analyze, and verify such proposal, and negotiate an equitable adjustment, subject to Board of Director approval as needed, and the Contract shall be amended in writing accordingly.

Central Coast Blue AWPF Design Build Agreement

9.1.4  No compensation will be paid to the Design/Builder for unabsorbed or under absorbed overhead, nor shall the Design-Builder be paid for loss of anticipated profits in any form.

9.1.5  If an agreement cannot be reached concerning an equitable adjustment, Owner may issue a unilateral Change Order.

Article 10

Representatives of the Parties

10.1	Owner’s Representatives.

10.1.1  Owner designates Jorge Garcia, City Manager as its Senior Representative (“Owner Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Section 10.2 of the General Conditions of Contract.

10.1.2  Owner designates Rosemarie Gaglione, Director of Public Works as its Owner’s Representative and Project Manager, which individual has the authority and responsibility set forth in Section 3.4 of the General Conditions of Contract:

10.2	Design-Builder’s Representatives.

10.2.1  Design-Builder designates the individual listed below as its Senior Representative (“Design-Builder’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Section 10.2 of the General Conditions of Contract: (Identify individual’s name, title, address, and telephone numbers.)

10.2.2  Design-Builder designates the individual listed below as its Design-Builder’s Representative, which individual has the authority and responsibility set forth in Section 2.1.1 of the General Conditions of Contract: (Identify individual’s name, title, address, and telephone numbers.)

Article 11

Bonds and Insurance

11.1	Insurance. Design-Builder and Owner shall procure the insurance coverages set forth in the Insurance Exhibit H attached hereto and in accordance with Article 5 of the General Conditions of Contract.

11.2	Bonds and Other Performance Security.

11.2.1 Design-Builder shall furnish to City security to ensure the faithful performance of all duties and obligations of Design-Builder herein contained. Such improvement security shall be in a form acceptable to the City Attorney. Such security shall be either a corporate surety bond, a letter of credit or other instrument of credit issued by a banking institution subject to regulation by the State or Federal government and pledging that the funds necessary to carry out this Agreement are on deposit and guaranteed for payment, or a cash deposit made either directly with the City or deposited with a recognized escrow agent for the benefit of the City. Security shall be provided in the following manner:

(a)Performance: One hundred percent (100%) of the estimated cost of the improvements securing performance of this Agreement, which estimated cost is in the amount of: $39,790,682.00 and in substantially the form of Exhibit K.

Central Coast Blue AWPF Design Build Agreement

(b)Payment of Labor and Materials: Labor and Materials Payment security in the amount of One hundred percent (100%) of the estimated cost of the improvements, as set forth in Paragraph (a) immediately preceding, securing payment to the Design-Builder of improvements, to their subcontractors, and to persons furnishing labor, materials, or equipment to them, and in substantially the form of Exhibit L.

(c)Warranty: Warranty security in the amount of 10% of the amounts set forth in Paragraph (a) above to guarantee and warrant the improvements for a period of one (1) year following the Final Completion and acceptance of the improvements against any defects in the improvement design, the work, or the labor done, or defects in materials furnished, and in substantially the form of Exhibit M.

11.2.2 Irrevocability of Security. The improvement security furnished pursuant to Paragraph 11.2.1 shall be irrevocable, shall not be limited as to time (except as to the 1-year period specified in Paragraph 11.2.1(c)), and shall provide that it shall be released, in whole or in part, only upon the written approval of the Owner’s Representative, which approval shall not be unreasonably withheld.

Article 12

Other Provisions

12.1	Listing of Exhibits and documents incorporated herein as part of this Agreement:

Exhibit A – Design Criteria Report

Exhibit B – Scope of Services

Exhibit C – List of Reference Documents

Exhibit D – Design-Builder's Proposal and fixed Design-Build Price

Exhibit E – Permits and Approvals

Exhibit F – Not Used

Exhibit G – Key Firms and Key Personnel

Exhibit H – Insurance Terms

Exhibit I – Performance Guarantee Criteria

Exhibit J1 – US Bureau of Reclamation, Title XVI Water Smart Program

Exhibit J2-A – State Water Resources Control Board Funding Requirements

Exhibit J2-B – State Water Resources Control Board DBE Requirements

Exhibit K – Form of Performance Bond

Exhibit L – Form of Payment Bond

Exhibit M – Form of Warranty Bond

Exhibit N – Wage Determination Schedules

Exhibit M – Appendix K to the Project Final Environmental Impact Report, Mitigation and Monitoring Reporting Program

DBIA Document No. 535, Standard Form of General Conditions of Contract Between Owner and Design-Builder (2010 Edition) ("General Conditions of Contract")

Article 13

Limitation of Liability

13.1Limitation of Consequential Damages. Except as otherwise provided in the Section 6.4 "Liquidated Damages " and General Conditions Article 7 “Indemnification” and reserving to Owner any rights it may have therefore, the Design-Builder and the Owner agree that they mutually waive any claims for consequential damages. This mutual waiver includes:

Central Coast Blue AWPF Design Build Agreement

13.1.1    Damages incurred by Owner for rental expenses; for losses of use, income, profit, financing, business and reputation; and for loss of management or employee productivity or for the services of such persons.

13.1.2   Damages incurred by the Design-Builder for home and/or principal office expenses of every sort whatsoever, including, without limitation, the compensation of personnel stationed there; for loss of financing; impairment of bonding capacity; loss of business and reputation; loss related to goodwill; and for loss of profit.

13.1.3  This Section is not a limitation on Design-Builder's indemnity obligations or damages covered by insurance.

13.2

Aggregate Limitation of Liability. Owner and Design-Builder agree that an equitable sharing of risk is appropriate and therefore Design-Builder’s total aggregate liability is capped and limited to the amount of Fourteen Million and 00/100 Dollars ($14,000,000.00).

Article 14

Performance Guarantee

14.1

Performance Guarantee. The Design-Builder unconditionally and irrevocably guarantees to the Owner that the Project shall be designed, constructed, and completed in strict accordance with the Contract Documents. Upon Substantial Completion, the completed facility shall meet or exceed the specific performance criteria outlined in Exhibit “I” (the "Performance Guarantee Criteria").

14.2

Testing and Verification. Prior to the date of Substantial Completion, the Design-Builder shall conduct performance tests mutually agreed upon by both parties to verify compliance with the Performance Guarantee Criteria.

14.3

Failure to Meet Performance Criteria. If the Project fails to meet the Performance Guarantee Criteria during testing, the Design-Builder shall, at its own expense and risk, bear all design and construction costs associated with making the necessary corrections, modifications, or replacements. The Design-Builder shall continue to correct such deficiencies until the Project successfully passes subsequent performance verification tests.

Signatures begin on next page.

Central Coast Blue AWPF Design Build Agreement

/s/ Rosemarie R. Gaglione /s/ Jorge E. Garcia /s/ Erica Kirkwood /s/ Dean J. Pucci	/s/ Nathan Owen

CITY:

City of Pismo Beach, a Municipal

Corporation

Signed: /s/ Rosemarie R. Gaglione

Name: Rosemarie R. Gaglione, PE

Title: Director of Public Works

Dated: 10/8/2026

Signed: /s/ Jorge E. Garcia

Name: Jorge E. Garcia

Title: City Manager

Dated: 10/8/2026

Address for giving notice:

760 Mattie Road

Pismo Beach, CA 93449

ATTEST:

Signed: /s/ Erica Kirkwood

Name: Erica Kirkwood

Title: City Clerk

APPROVED AS TO FORM:

Signed: /s/ Dean J. Pucci

Name: Dean J. Pucci

Title: City Attorney

DESIGN-BUILDER:

PERC Water Corporation

Signed: /s/ Nathan Owen

Name: Nathan Owen

Title: President

Dated: 10/8/2026

Address for giving notice:

17520 Newhope Street, Suite 180

Fountain Valley, CA 92708

Email address for official communications:

nowen@percwater.com

Vendor Representative:

Name/Title: Nate Owen/President

Central Coast Blue AWPF Design Build Agreement

[Exhibits A, B, C, E through N, and the remainder of Exhibit D, as listed in Article 12.1 of the Agreement, have been omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Exhibit D – Design-Builder's Proposal and fixed Design-Build Price

[Omitted pursuant to Item 601(a)(5) of Regulation S-K, except for Appendix D – DB Project Schedule, which follows.]

Central Coast Blue AWPF

#	Task Name	Duration	Start Date	End Date
1	CENTRAL COAST BLUE - ADVANCED WATER PURIFICATION FACILITY	761d	10/19/26	11/17/28
2	NTP (Design, Construction, Start-Up and Acceptance Testing Phase)	0	10/19/26	10/19/26
3	DESIGN REVIEW & WORKSHOPS	308d	10/19/26	08/22/27
4	Project Kick Off Meeting	1d	10/19/26	10/19/26
5	30% Design Review & Workshop	7d	03/22/27	03/28/27
6	60% Design Review & Workshop	7d	05/10/27	05/16/27
7	90% Design Review & Workshop	7d	06/28/27	07/04/27
8	Final Construction Package Review & Workshop	7d	08/16/27	08/22/27
9	DESIGN	301d	10/19/26	08/15/27
10	30% Design	154d	10/19/26	03/21/27
11	60% Design & Early Procurement Package	42d	03/29/27	05/09/27
12	90% Design	42d	05/17/27	06/27/27
13	Final Design	42d	07/05/27	08/15/27
14	Title 22 Engineering Report	42d	07/05/27	08/15/27
15	PERMITTING	609d	10/19/26	06/18/28
16	Caltrans Encroachment Permit	252d	10/19/26	06/27/27
17	SWPPP	70d	03/22/27	05/30/27
18	City Building Permits (Onsite & Offsite Civil/Building Shell)	28d	05/10/27	06/06/27
19	Grover Beach Encroachment Permit	28d	05/10/27	06/06/27
20	City Building Permits (Buildings Interior & Structures)	28d	08/16/27	09/12/27
21	SLO Air Pollution Control Permit ATC	42d	08/16/27	09/26/27
22	Recycle Water Permit/Waste Discharge Requirments	308d	08/16/27	06/18/28
23	SUBMITTALS & PROCURMENT	210d	05/10/27	12/05/27
24	Process Equipment	210d	05/10/27	12/05/27
25	EQ & UF Break Tanks	98d	05/10/27	08/15/27
26	Purified Water Tank	98d	05/10/27	08/15/27
27	Chlorine Contact Tanks (CCT)	140d	05/10/27	09/26/27
28	UF & RO Packages	210d	05/10/27	12/05/27
29	UV System	210d	05/10/27	12/05/27
30	Pumps & Mixers	70d	08/16/27	10/24/27
31	Chemical Tanks	84d	08/16/27	11/07/27
32	Instrumetation	84d	08/16/27	11/07/27
33	Process Valves & Piping	84d	08/16/27	11/07/27
34	Electrical Equipment	210d	05/10/27	12/05/27
35	Generator	210d	05/10/27	12/05/27
36	480V Electrical Gear	210d	05/10/27	12/05/27
37	208V/120V Electrical Equipment & Acessories	84d	08/16/27	11/07/27
38	Construction Materials	84d	05/10/27	08/01/27
39	Underground Piping, Valves, Fittings	84d	05/10/27	08/01/27
40	Steel Buildings	84d	05/10/27	08/01/27
41	CONSTRUCTION	280d	06/07/27	03/12/28
42	Mobilization	14d	06/07/27	06/20/27
43	Sitework	196d	06/21/27	01/02/28
44	Clear & Grub	14d	06/21/27	07/04/27
45	Over Ex & Recompact Building & Tank Foundations	28d	07/05/27	08/01/27
46	On Site Civil Piping	56d	08/02/27	09/26/27
47	8" Out Of Compliance Water	14d	08/02/27	08/15/27
48	4" Plant Reuse Water	7d	08/16/27	08/22/27
49	8" UF Filtrate	7d	08/23/27	08/29/27

Page 1 of 3

Task Name	Duration	Start Date	End Date
50	6" UF Break Tank Outlet	7d	08/30/27	09/05/27
51	8" Product Water	7d	09/06/27	09/12/27
52	8" Injection Well Line	7d	09/13/27	09/19/27
53	Chemical Line/Sleeves	7d	09/20/27	09/26/27
54	Excavate/Set/Backfill Purified Water Tank	21d	09/27/27	10/17/27
55	Excavate/Set/Backfill CCT	21d	10/18/27	11/07/27
56	Offsite Civil Piping	56d	11/08/27	01/02/28
57	12" HDPE Source Water	21d	11/08/27	11/28/27
58	Jack & Bore Source Water	14d	11/29/27	12/12/27
59	12" HDPE Concentrate Waste	21d	11/29/27	12/19/27
60	Jack & Bore Concentrate Waste	14d	12/13/27	12/26/27
61	Tie in Source & Concentrate Lines to Outfall	5d	12/15/27	12/19/27
62	Install Pressure Sustaining Vault	14d	12/20/27	01/02/28
63	Injection & Monitoring Wells	91d	11/08/27	02/06/28
64	Drill Injection Well & Install Backwash Pump	21d	11/08/27	11/28/27
65	Drill Monitoring Wells 1 & 2	14d	11/29/27	12/12/27
66	Well-Field Specific Performance Testing	22d	12/13/27	01/03/28
67	Constant-Rate Pumping Test	1d	12/13/27	12/13/27
68	Continuous Injection Performance Test	21d	12/14/27	01/03/28
69	Grading	21d	01/03/28	01/23/28
70	Paving	14d	01/24/28	02/06/28
71	Concrete	70d	08/02/27	10/10/27
72	Operations Building SOG	28d	08/02/27	08/29/27
73	EQ Tank Foundation	14d	08/30/27	09/12/27
74	U.F. Break Tank Foundation	14d	09/13/27	09/26/27
75	Chem Area SOG	14d	09/27/27	10/10/27
76	Steel Tanks	56d	09/13/27	11/07/27
77	EQ Tank	35d	09/13/27	10/17/27
78	U.F. Break Tank	21d	10/18/27	11/07/27
79	Buildings	168d	08/30/27	02/13/28
80	Operations Building	168d	08/30/27	02/13/28
81	Steel Building Erection	28d	08/30/27	09/26/27
82	Interior Wall Framing	42d	09/27/27	11/07/27
83	Rough Electrical/Plumbing/ HVAC	42d	11/08/27	12/19/27
84	Interior Finishes	56d	12/20/27	02/13/28
85	Chemical Shade Structure	14d	10/11/27	10/24/27
86	Process Mechanical	140d	10/25/27	03/12/28
87	Pumps & Mixers	14d	10/25/27	11/07/27
88	Chemical Tanks	14d	11/08/27	11/21/27
89	U.F.	14d	12/20/27	01/02/28
90	RO	14d	01/03/28	01/16/28
91	UV	14d	01/17/28	01/30/28
92	Instrumentation	14d	01/31/28	02/13/28
93	Process Piping Interconnections	28d	02/14/28	03/12/28
94	Electrical	92d	11/08/27	02/07/28
95	Conduits & Cable Tray	14d	11/08/27	11/21/27
96	208V/120V Electrical Equipment & Acessories	21d	11/22/27	12/12/27
97	Control Panels	14d	12/13/27	12/26/27
98	Generator	14d	12/27/27	01/09/28
99	480V Electrical Gear	14d	01/10/28	01/23/28
100	Pull Wire	28d	12/27/27	01/23/28
101	Terminate Power	15d	01/24/28	02/07/28

Page 2 of 3

Task Name	Duration	Start Date	End Date
102	CONTROLS/PROGRAMMING/COMMISSIONING	203d	10/11/27	04/30/28
103	Design, Programming, Factory Testing	56d	10/11/27	12/05/27
104	System Integration & Commissioning	98d	01/24/28	04/30/28
105	Field Wire Termination	28d	01/24/28	02/20/28
106	Loop Check in Field	28d	01/24/28	02/20/28
107	Rotation Check on Motors	7d	03/13/28	03/19/28
108	Manufacturer's Startup of Equipment	28d	03/20/28	04/16/28
109	Field Device Communication Verification	7d	03/20/28	03/26/28
110	PLC Program Testing	21d	03/27/28	04/16/28
111	SCADA Testing	14d	04/17/28	04/30/28
112	PRE-OPERATIOANL CHECKOUT & FIELD TESTING	179d	12/20/27	06/15/28
113	Technical Services During Construction	84d	12/20/27	03/12/28
114	Technical Services During Commissioning	98d	02/17/28	05/24/28
115	Vendor / Operator Oversight	42d	03/20/28	04/30/28
116	Pre-Operational Integration Testing	7d	05/05/28	05/11/28
117	Functional & Clean Water Testing	7d	05/12/28	05/18/28
118	Process Set Point Verification & Testing	7d	05/19/28	05/25/28
119	Equipment & Process Alarm Testing	14d	05/26/28	06/08/28
120	Install UF & RO Membranes	7d	06/09/28	06/15/28
121	FACILITY STARTUP & PERFORMANCE TESTING	36d	06/16/28	07/21/28
122	DDW Alarm Test	1d	06/16/28	06/16/28
123	5-Day Demonstration Test	5d	06/17/28	06/21/28
124	30-Day Performance Test	30d	06/22/28	07/21/28
125	Approval to Operate	0	07/21/28	07/21/28
126	SUBSTANTIAL COMPLETION	0	07/21/28	07/21/28
127	TRAINING & SUPPORT PHASE	176d	05/12/28	11/03/28
128	Fill Chemical Tanks	7d	05/12/28	05/18/28
129	Set-up Lab Testing Equipment / Supplies	28d	05/12/28	06/08/28
130	Operator Training by PERC Staff	105d	07/22/28	11/03/28
131	PROJECT CLOSEOUT	119d	07/21/28	11/17/28
132	Construction Completion	0	07/21/28	07/21/28
133	Certificate of Occupancy	0	07/21/28	07/21/28
134	Punchlist Cleared	28d	07/22/28	08/18/28
135	As-Builts delivered	28d	08/19/28	09/15/28
136	Lien Waivers	28d	08/19/28	09/15/28
137	Warranty Binders	28d	08/19/28	09/15/28
138	Final Acceptance	14d	11/04/28	11/17/28
139	FINAL COMPLETION	0	11/17/28	11/17/28

Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar
CONTROLS/PROGRAMMING/COMMISSIONING
Design, Programming, Factory Testing
System Integration & Commissioning
Field Wire Termination
Loop Check in Field
Rotation Check on Motors
Manufacturer's Startup of Equipment
Field Device Communication Verification
PLC Program Testing
SCADA Testing
PRE-OPERATIOANL CHECKOUT & FIELD TESTING
Technical Services During Construction
Technical Services During Commissioning
Vendor / Operator Oversight
Pre-Operational Integration Testing
Functional & Clean Water Testing
Process Set Point Verification & Testing
Equipment & Process Alarm Testing
Install UF & RO Membranes
FACILITY STARTUP & PERFORMANCE TESTING
DDW Alarm Test
5-Day Demonstration Test
30-Day Performance Test
Approval to Operate
SUBSTANTIAL COMPLETION
TRAINING & SUPPORT PHASE
Fill Chemical Tanks
Set-up Lab Testing Equipment / Supplies
Operator Training by PERC Staff
PROJECT CLOSEOUT
Construction Completion
Certificate of Occupancy
Punchlist Cleared
As-Builts delivered
Lien Waivers
Warranty Binders
Final Acceptance
FINAL COMPLETION

Page 3 of 3

STANDARD FORM OF GENERAL
CONDITIONS OF CONTRACT
BETWEEN OWNER AND
DESIGN-BUILDER

Document No. 535

Second Edition, 2010

© Design-Build Institute of America

Washington, DC

1328425.6 RM 7473.002

TABLE OF CONTENTS

Article NamePage

Article 1General1

Article 2Design-Builder’s Services and Responsibilities4

Article 3Owner’s Services and Responsibilities22

Article 4Hazardous Conditions and Differing Site Conditions24

Article 5Insurance and Bonds26

Article 6Payment27

Article 7Indemnification33

Article 8Time35

Article 9Changes to the Contract Price and Time39

Article 10Contract Adjustments and Disputes42

Article 11Stop Work and Termination for Cause46

Article 12Electronic Data49

Article 13Miscellaneous50

1328425.6 RM 7473.002

Article 1

General

1.1Mutual Obligations

1.1.1 Owner and Design-Builder commit at all times to cooperate fully with each other and proceed on the basis of trust and good faith, to permit each party to realize the benefits afforded under the Contract Documents.

1.2Basic Definitions

1.2.1 Agreement or Contract refers to the executed contract between Owner and Design-Builder and includes DBIA Document No. 535, Standard Form of General Conditions of Contract Between Owner and Design-Builder (2010 Edition) as revised by Owner for this Project and the Central Coast Blue AWPF Design-Build Agreement, and all Exhibits and documents incorporated therein.

1.2.2 Basis of Design Documents are as follows: Central Coast Blue AWPF Design-Build Agreement and DBIA Document No. 535, Standard Form of General Conditions of Contract Between Owner and Design-Builder (2010 Edition) as revised by Owner for this Project, and Exhibit A “Design Criteria Report”. The documents listed in, Exhibit C “Background Documents Technical Memorandum” are for information purposes and are not warranted as Basis of Design Documents.

1.2.3 Change Directive is a directive issued by the Owner, at the Owner’s sole discretion, to the Design-Builder to recognize that there is a potential Change Order to the Contract and provide the Design-Builder with direction on a path forward on the potential changed work.

1.2.4 Change Order is a contractually binding amendment to the Contract, which shall comply with the Change Order provisions of the Contract Documents.

1.2.5 Construction Documents are the documents, consisting of Drawings and Specifications, to be prepared or assembled by the Design-Builder consistent with the Design-Builder's accepted proposal and the Basis of Design Documents unless a deviation from the Basis of Design Documents is specifically set forth in a Change Order executed by both the Owner and Design-Builder, as part of the design review process contemplated by Section 2.4 of these General Conditions of Contract.

1.2.6 Construction Services include construction, testing, commissioning, and acceptance for the Project, and all other work as needed to complete the Work as provided for in the Construction Documents.

1.2.7 Contract Documents are those documents identified in Article 3 of the Central Coast Blue AWPF Design-Build Agreement.

1.2.8 Contract Price or Design-Build Price refers to the amounts set forth in Article 7 of the Central Coast Blue AWPF Design-Build Agreement.

1.2.9 Contract Time refers to the time periods set forth in Article 6 of the Central Coast Blue AWPF Design-Build Agreement.

1.2.10 Contractor's Construction Schedule is the Design-Builder's schedule for the Construction Services scope of work that complies with the scheduling requirements of the Contract Documents and clearly identifies the Critical Path of the Work.

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1.2.11 Date of Commencement – As defined in Article 6 of the Central Coast Blue AWPF Design-Build Agreement.

1.2.12 Day or Days shall mean calendar days unless otherwise specifically noted in the Contract Documents.

1.2.13 Design-Builder is the party to the Contract that is responsible for design, construction, commissioning and acceptance testing, and training and other services as defined by the Contract Documents. Any and all references to Contractor and Contractor's obligations are applicable to the Design-Builder.

1.2.14 Design-Build Team is comprised of the Design-Builder, the Design Consultant, and key Subcontractors identified by the Design-Builder.

1.2.15 Design Consultant is a qualified, licensed in the State of California design professional who is not an employee of Design-Builder, but is retained by Design-Builder, employed or retained by anyone under contract with Design-Builder, to furnish design services required under the Contract Documents. A Design Sub-Consultant is a qualified, licensed in the State of California design professional who is not an employee of the Design Consultant, but is retained by the Design Consultant or employed or retained by anyone under contract to Design Consultant, to furnish design services required under the Contract Documents.

1.2.16 Design Criteria Report describes the Owner’s program requirements and objectives for the Project, including use, space, price, time, site and expandability requirements, as well as submittal requirements and other requirements governing Design-Builder’s performance of the Work. The Design Criteria Report is attached as Exhibit “A” to the Agreement and may include conceptual documents, design criteria, design performance specifications, design specifications, and LEED® or other sustainable design criteria and other Project-specific technical materials and requirements.

1.2.17 Design Services are those services as defined in Article 2 of the General Conditions and in the Contract Documents.

1.2.18 Engineer of Record is the qualified licensed in the State of California design professional responsible for the Design Services.

1.2.19 Final Acceptance occurs once all requirements of Final Completion have occurred and the Owner issues a Letter of Final Acceptance.

1.2.20 Final Application for Payment is the Design-Builder's request for final payment after Final Acceptance has occurred and a Letter of Final Acceptance has been issued by the Owner.

1.2.21 Final Completion is the date on which all Work is complete in accordance with the Contract Documents, including but not limited to, any items identified in the punch list prepared under General Conditions Section 6.6 and the submission of all documents and satisfaction of all requirements therein.

1.2.22 Force Majeure Events are those events set forth in Article 8 of the General Conditions.

1.2.23 General Conditions of Contract refer to this DBIA Document No. 535, Standard Form of General Conditions of Contract Between Owner and Design-Builder (2010 Edition) as revised by Owner for this Project.

1.2.24 Hazardous Conditions are any materials, wastes, substances and chemicals deemed to be hazardous under applicable Legal Requirements, or the handling, storage, remediation, or disposal of which are regulated by applicable Legal Requirements.

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1.2.25 Holiday(s) - The day upon which the Owner is closed during normal business hours in observance of one of its holidays.

1.2.26 Legal Requirements are all applicable federal, state and local laws, codes, ordinances, rules, regulations, orders and decrees of any government or quasi-government entity having jurisdiction over the Project or Site, the practices involved in the Project or Site, or any Work.

1.2.27 Notice to Proceed is the written notice from the Owner to the Design-Builder establishing the dates for Design Services and/or Construction Services, and which authorizes the Design-Builder to commence with Design Services and/or Construction Services. The effective date of the Notice to Proceed shall be no later than the date the Kick-Off meeting is held.

1.2.28 Other Contractors shall mean any contractors, service providers, suppliers or vendors performing construction, maintenance, operations, or repairs in and around the Project Site.

1.2.29 Owner (or City) shall mean the City of Pismo Beach, acting through its City Council. Owner may include Owner's Representative, where appropriate delegation has occurred.

1.2.30 Owner’s Representative / Owner’s Advisor shall mean person, persons, or entity to whom the Owner may delegate responsibilities to, to fulfill the duties of Owner as identified in Contract Documents.

1.2.31 Project shall mean the Central Coast Blue AWPF Project, and includes the total design, construction, and testing and commissioning of the Work under the Contract and all other work, labor, equipment, and materials necessary to accomplish the Project.

1.2.32 Proposal is the Design-Builder’s submittal in response to the Owner’s Request for Proposal, which includes the Design-Builder’s design submittal and upon which the Design-Builder based its fixed Design-Build Price.

1.2.33 Site or Project Site is the land or premises on which the Project is located, and includes all areas designated for staging, storage, parking and temporary offices as indicated in the Contract Documents.

1.2.34 Subcontractor is any person or entity retained by Design-Builder as an independent contractor to perform a portion of the Work and shall include materialmen and suppliers.

1.2.35 Sub-Subcontractor is any person or entity retained by a Subcontractor as an independent contractor to perform any portion of a Subcontractor’s Work and shall include materialmen and suppliers.

1.2.36 Substantial Completion or Substantially Complete means the date on which Design-Builder has satisfied all of the requirements for Substantial Completion under subsection 6.5.2 of these General Conditions, the Contract Documents, and the Work, or an agreed upon portion of the Work, is sufficiently complete in accordance with the Contract Documents so that Owner can occupy and use the Project for its intended purposes. Substantial Completion of the Work must be accomplished by September 17, 2028.

1.2.37 Work is comprised of all Design-Builder’s design, construction and other services required by the Contract Documents, including procuring and furnishing all materials, equipment, services and labor reasonably inferable from the Contract Documents.

1.2.38 Work Products are all works, tangible or not, created under the Contract for the Owner, as defined under Article 5 of the Central Coast Blue AWPF Design-Build Agreement.

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Article 2

Design-Builder’s Services and Responsibilities

2.1General Services

2.1.1 The Design-Builder will designate in writing a contact person ("Design-Builder's Representative") for coordination and communication with Owner. The Design-Builder's Representative shall have the authority to make decisions for the Design-Builder firm and shall have binding signatory power for changes in work. The Design-Builder's Representative and/or his or her designee shall be on the Project Site at all times during work activity. Design-Builder’s Representative shall be reasonably available to Owner and shall have the necessary expertise and experience required to supervise the Work. Design-Builder’s Representative shall communicate regularly with Owner and shall be vested with the authority to act on behalf of Design-Builder. Design-Builder’s Representative may be replaced only with the mutual agreement of Owner and Design-Builder.

2.1.2 An orderly system for communication between Owner and the Design-Builder is essential to the satisfactory completion of the Work. Owner will transmit, directly or through others, written instructions, responses or other communications to the Design-Builder's Representative or other persons identified in writing by the Design-Builder to receive such communications. The Design-Builder shall, by a letter to Owner, designate (by name) one or more staff members to receive oral and written field communications when the Design-Builder's Representative is away from the Project Site and to act as the designated representative. During the times that the Design-Builder's Representative may be temporarily absent, a staff member shall be authorized to act immediately on orders or instructions issued by Owner. If Owner finds it necessary to communicate with the Design-Builder Personnel authorized to receive such communications and none are available to receive such communications, Owner may suspend all of the Design-Builder's operations at the Project Site until such communications can be accomplished. Formal communications from the Design-Builder to Owner that are necessary for the performance of the Contract, including documents described in the Contract Documents, and any other written communications, will be addressed to Owner, unless otherwise specified in the Contract Documents. All written communications or submittals shall be signed by the Design-Builder's Representative or designee in serialized format, and Design-Builder shall maintain logs available to Owner for review and reconciliation upon request.

2.1.3 The Design-Builder represents it has the proper business and professional background, knowledge, experience and expertise necessary to provide all Design Services and Construction Services for the Project. Design-Builder further represents that it and all Design-Builder’s contractors, subcontractors and sub-subcontractors possess all required professional licenses in the State of California to provide all Design Services and Construction Services necessary for the Project.

2.1.4 Design-Builder makes certain representations in the Contract Documents, including without limitation, the representations in this clause. Design-Builder is deemed to make these representations by and as a condition of submission of Design-Builder’s proposal. Design-Builder agrees that it has single point responsibility for the design and construction of this Project. Following award and execution of the Contract, these representations are deemed republished throughout the performance of the Work of the Contract and shall also be treated as express warranties.

2.1.5 Design-Builder has at the time of Proposal, and will throughout performance, carefully and adequately reviewed the Contract Documents and acknowledges that these Contract Documents establish the scope, level of quality, construction intent and the procedures for the Design-Builder’s design and construction of the Work to a state of Final Completion. Design-Builder shall carefully study and compare each of the Contract Documents with the others and with information

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furnished by Owner, and shall report in writing to Owner any errors, inconsistencies, or omissions in the Contract Documents or inconsistencies with program performance requirements or applicable Code requirements observed by Design-Builder.

2.1.6 Design-Builder has at the time of Proposal, and will throughout performance, carefully examine the Project Site and the adjacent areas, has adequately investigated the nature and location of the Work to be performed and has satisfied itself and will continue to satisfy itself as to the general and local conditions which will be applicable, including but not limited to:

2.1.6.1 Conditions related to Project Site access and topography, and to the transportation, disposal, handling and storage of materials;

2.1.6.2 The availability of labor, water, power and roads;

2.1.6.3 Observable physical conditions at the Project Site and existing Project Site conditions, including seasons and climate;

2.1.6.4 Size, utility capacities and connection options of external utilities;

2.1.6.5 The surface conditions of the ground, including normal and usual soil conditions;

2.1.6.6 The character and availability of the equipment and facilities which will be needed prior to and during the performance of the construction work; and

2.1.6.7 All other conditions which may be material to the Design-Builder's performance of its obligations under this Contract.

2.1.7 Design-Builder has at the time of Proposal, and will throughout performance, have the experience and capability to efficiently and expeditiously accomplish the Work required under this Contract in a timely and satisfactory manner and at the standard of practice of a Design-Builder with substantial experience in the Work of the Contract.

2.1.8 Design-Builder shall supervise, coordinate, and direct the Work using Design-Builder's best skill and attention. Design-Builder shall be solely responsible for, and have control over the entire design effort, construction means, methods, techniques, sequences, procedures, and the coordination of all portions of the Work, including, but without limitation, site work, utilities, and building process systems.

2.1.9 The Design-Builder shall coordinate, sequence, and organize its work so as to minimize the inconvenience and disruption to both the Owner and general public to the greatest extent reasonable. Such coordination and mitigation shall include dissemination of information and meeting with or notification to the parties who will be affected by the Work, as appropriate, and shall be undertaken in cooperation with Owner, and in accordance with any specific Contract Document provisions or direction from Owner. Prior to commencement of the Work, the Design-Builder shall hold pre-installation coordination meetings and prepare coordination drawings that document the pre-planning of the Work. This process shall ensure the installation of the Work is undertaken in an efficient and professional manner in accordance with the Contract Documents. In the event that the Owner in good faith determines that the Design-Builder has not complied with this provision, or has failed to properly address the inconvenience and/or a disruption to the general public or Owner, the Owner shall have the right to change the sequence of the Work by providing the Design-Builder with 48 hours' notice, and the Design-Builder will not be entitled to any additional time or compensation resulting from the change in the sequence of the Work. The Design-Builder's coordination shall include, but not be limited to, the following:

2.1.9.1 Coordinate use of Project space and sequence of installation of equipment or other work that is indicated on the Contract Documents. Utilize space efficiently to

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Standard Form of General Conditions of Contract Between Owner and Design-Builder

© 2010 Design-Build Institute of America

eliminate conflicts in the installation of the Work and to maximize accessibility for maintenance and repairs.

2.1.9.2 When necessary, prepare memoranda for distribution to each party involved in the Work outlining special procedures required for coordination and construction. Include such items as required notices, reports, construction restraints and attendance at meetings.

2.1.9.3 Coordinate schedule and timing of required administrative procedures with other construction activities to avoid conflicts and ensure orderly progress of the Work.

2.1.9.4 The Design-Builder shall obtain the approval of Owner and notify all other affected persons or "Other Contractors" at least forty-eight (48) hours before starting work which may block access or otherwise cause undue difficulty to occupants or users of property affected, and shall restore such access to a usable condition or, with Owner's permission, provide replacement access as soon as possible.

2.1.9.5 The Design-Builder shall obtain necessary information and identify equipment locations and other layouts, as available, to avoid interface conflicts and shall be familiar with applicable codes and requirements and perform its work in compliance therewith.

2.1.9.6 Coordinate execution of the Work with those public utilities, governmental bodies, private utilities and Other Contractors performing work on and adjacent to the worksites. Eliminate or minimize delays in the Work and conflicts with those utilities, bodies and Other Contractors.

2.1.10 Design-Builder shall be responsible for inspection of all portions of the Work, including those portions already performed under this Contract, to determine that such portions conform to the requirements of the Contract Documents and are ready to receive subsequent Work.

2.1.11 The Design-Builder shall be solely responsible for any and all design errors including, but without limitation, errors, inconsistencies or omissions in the Construction Documents. Design-Builder shall take field measurements, verify field conditions, and carefully compare with the Contract Documents such field measurements, conditions, and other information known to Design-Builder before commencing the Work. Errors, inconsistencies, or omissions discovered at any time shall be promptly reported in writing to Owner.

2.1.12 Design-Builder further represents and warrants it will continuously furnish the necessary personnel to complete the Project on a timely basis as required in this Contract and that such personnel have the experience and expertise levels to adequately perform the work. Design-Builder’s representations and warranties stated herein, shall also apply to Design-Builder’s subcontractors.

2.1.13 Design-Builder shall provide Owner with a monthly status report detailing the progress of the Work, including (i) whether the Work is proceeding according to schedule, (ii) whether discrepancies, conflicts, or ambiguities exist in the Contract Documents that require resolution, (iii) whether health and safety issues exist in connection with the Work; and (iv) other items that require resolution so as not to jeopardize Design-Builder’s ability to complete the Work for the Contract Price and within the Contract Time(s).

2.1.14 Within seven (7) days after execution of the Agreement, Design-Builder shall coordinate a “Kickoff Meeting” with the Owner to discuss issues affecting the administration of the Work and to implement the necessary procedures, including those relating to schedule, submittals and payment, to facilitate the ability of the parties to perform their obligations under the Contract Documents. At this Kickoff Meeting, Design-Builder shall submit a comprehensive project schedule covering all activities from the time of the Kickoff Meeting to Final Completion, which clearly identifies the Critical Path throughout the course of the Work. The schedule shall be subsequently revised as required by conditions and progress of the Work, but such revisions shall

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not relieve Design-Builder of its obligations to complete the Work within the Contract Time(s), as such dates may be adjusted in accordance with the Contract Documents. Owner’s review of, and response to, the schedule shall not be construed as relieving Design-Builder of its complete and exclusive control over the means, methods, sequences and techniques for executing the Work. Owner will issue Notice to Proceed for Design Services with the effective date being the same date as the Kickoff Meeting.

2.1.16 The Design-Builder shall conduct progress meetings in compliance with the Contract Documents, unless otherwise agreed in writing. The Design-Builder shall schedule a Preconstruction Conference following receipt of the Notice to Proceed for Construction Services to discuss the Design-Builder's construction and scheduling requirements in Section 2.12 of the General Conditions. For all meetings, the Design-Builder shall make arrangements for meetings and prepare agendas with copies for participants. For meetings between Owner and the Design-Builder, Owner will record minutes and distribute. The Design-Builder shall be advised of and shall attend Contract meetings as deemed necessary by Owner and at no additional cost. The Design-Builder shall inform Owner at least forty-eight (48) hours in advance of any Project-related meeting(s) where Design-Builder intends to have a lawyer present.

2.1.17 The Design-Builder must coordinate with the City or other agency having jurisdiction and implement all mitigation measures identified in the City of Pismo Beach Central Coast Blue Mitigation and Monitoring Plan Appendix K to the Final Environmental Impact Report adopted by the City for this Project except for those specifically identified as the obligation of the City or other agencies.

2.2Design Professional Services

2.2.1 Design-Builder shall, consistent with applicable state licensing laws, provide qualified, licensed design professionals employed by Design-Builder, or procured from qualified, independent licensed Design Consultants, the necessary design services, including architectural, engineering and other design professional services, for the preparation of the required drawings, specifications and other design submittals to permit Design-Builder to complete the Work consistent with the Contract Documents. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Design Consultant.

2.3Standard of Care for Design Professional Services

2.3.1 The standard of care for all design professional services performed to execute the Work shall be the care and skill ordinarily used by members of the design profession practicing under similar conditions at a similar time and locality of the Project.

2.4Design Development Services

2.4.1 Upon receipt of the Notice to Proceed for Design Services, the Design-Builder shall commence the design and the preparation of the Construction Documents per the terms of the Agreement and as provided in Exhibit B, Scope of Services. The Construction Documents shall provide information customarily necessary in documents for projects of comparable size, complexity, and quality. The Construction Documents shall include all information required to complete the construction of the Project, other than such details customarily developed by others during construction.

2.4.2 Contract Schedule shall indicate the times for Owner to review the completion of each such portion of the Construction Documents and a reasonable time but not less than 14 days for review of same. Design-Builder and Owner shall, consistent with any applicable provision of the Contract Documents, agree upon any interim design submissions that Owner may wish to review, which interim design submissions may include design criteria, drawings, diagrams and specifications setting forth the Project requirements. Interim design submissions shall be consistent with the

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Basis of Design Documents, as the Basis of Design Documents may have been changed through the design process set forth in this Section. On or about the time of the scheduled submissions, Design-Builder and Owner shall meet and confer about the submissions, with Design-Builder identifying during such meetings, among other things, the evolution of the design and any changes to the Basis of Design Documents, or, if applicable, previously submitted design submissions. Changes to the Basis of Design Documents, including those that are deemed minor changes under Section 9.3.1, shall be processed in accordance with Article 9. Minutes of the meetings, including a full listing of all changes, will be maintained by Design-Builder and provided to all attendees for review. Following the design review meeting, Owner shall review and either approve or state what modifications need to be made before such approval is given the interim design submissions and meeting minutes in a time that is consistent with the turnaround times set forth in Design-Builder’s schedule.

2.4.3 Design-Builder shall submit Construction Documents to Owner setting forth in detail drawings and specifications describing the requirements for construction of the Work. The Construction Documents shall be consistent with the latest set of interim design submissions, as such submissions may have been modified in a design review meeting and recorded in the meetings minutes. The parties shall have a design review meeting to discuss, and Owner shall review and either approve or state what modifications need to be made before such approval is given, the Construction Documents in accordance with the procedures set forth in Section 2.4.1 above. Design-Builder shall proceed with construction in accordance with the approved Construction Documents and shall submit one set of approved Construction Documents to Owner prior to commencement of construction.

2.4.4 Owner’s review and approval of interim design submissions, meeting minutes, and the Construction Documents is for the purpose of mutually establishing a conformed set of Contract Documents compatible with the requirements of the Work. Neither Owner’s review nor approval of any interim design submissions, meeting minutes, and Construction Documents shall be deemed to transfer any design liability from Design-Builder to Owner, nor shall it relieve the Design-Builder from its duty to utilize this standard of care in the performance of its duties.

2.4.5 To the extent not prohibited by the Contract Documents or Legal Requirements, the Owner may request that the Design-Builder prepare interim design submissions and Construction Documents for a portion of the Work to permit construction to proceed on that portion of the Work prior to completion of the Construction Documents for the entire Work. Interim design submissions shall be consistent with the Basis of Design Documents, as the Basis of Design Documents may have been changed through the design process set forth in this Section. On or about the time of the scheduled submissions, Design-Builder and Owner shall meet and confer about the submissions, with Design-Builder identifying during such meetings, among other things, the evolution of the design and any changes to the Basis of Design Documents, or, if applicable, previously submitted design submissions. Following the design review meeting, Owner shall review and either approve, or state what modifications need to be made before such approval is given, the interim design submissions and meeting minutes in a time that is consistent with the turnaround times set forth in Design-Builder’s schedule.

2.5Legal Requirements

2.5.1 Design-Builder shall perform the Work in accordance with all Legal Requirements and shall provide all notices applicable to the Work as required by the Legal Requirements.

2.5.2 Subject to notice and scheduling provisions, where revisions are required to be made to the Construction Documents resulting in a change in the construction because of changes in Legal Requirements, the Contract Price and/or Contract Time(s) may be adjusted to compensate Design-Builder for the effects of any changes in the Legal Requirements enacted after the date of the Agreement. This Article 2.5.2 shall not apply where there is a Force Majeure event resulting in changes to the Legal Requirements, in which case, Article 8.3 will apply.

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2.6Government Approvals and Permits

2.6.1 Except as identified in Exhibit E to the Agreement (Permits and Approvals), Design-Builder shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees required for the prosecution of the Work by any government or quasi-government entity having jurisdiction over the Project.

2.6.2 Design-Builder shall provide reasonable assistance to Owner in obtaining those permits, approvals and licenses that are Owner’s responsibility.

2.7Design-Builder’s Construction Services

2.7.1 Unless otherwise provided in the Contract Documents to be the responsibility of Owner or a separate contractor, Design-Builder shall provide through itself or Subcontractors the necessary supervision, labor, inspection, testing, start-up, material, equipment, machinery, temporary utilities and other temporary facilities to permit Design-Builder to complete construction of the Project consistent with the Contract Documents. If a request to the Owner is made to provide water service, Owner will provide water in accordance with its prevailing policies and practices.

2.7.2 Design-Builder shall perform all construction activities efficiently and with the requisite expertise, skill and competence to satisfy the requirements of the Contract Documents. Design-Builder shall at all times exercise complete and exclusive control over the means, methods, sequences and techniques of construction.

2.7.3 Design-Builder shall employ only Subcontractors who are responsible, duly licensed and qualified to perform the Work consistent with the Contract Documents. Owner may reasonably object to Design-Builder’s selection of any Subcontractor or request removal of the Subcontractor on the basis that the Subcontractor is not responsible or has not satisfied the Contract requirements. If the Owner does not consent to the selection of any subcontractor or requests removal, which consent shall not be unreasonably withheld or removal unreasonably requested, then the Design-Builder shall select or replace the subcontractor in compliance with the Contract requirement, at no cost or time impact to the Owner.

2.7.4 Design-Builder assumes responsibility to Owner for the proper performance of the Work of Subcontractors and any acts and omissions in connection with such performance. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Subcontractor or Sub-Subcontractor, including but not limited to any third-party beneficiary rights.

2.7.5 Design-Builder shall coordinate the activities of all Subcontractors. If Owner performs other work on the Project or at the Site with separate contractors under Owner’s control, Design-Builder agrees to reasonably cooperate and coordinate its activities with those of such separate contractors so that the Project can be completed in an orderly and coordinated manner without unreasonable disruption.

2.7.6 Design-Builder shall keep the Site reasonably free from debris, trash and construction waste to permit Design-Builder to perform its construction services efficiently, safely and without interfering with the use of adjacent land areas. Upon Substantial Completion of the Work, or a portion of the Work, Design-Builder shall remove all debris, trash, construction wastes, materials, equipment, machinery and tools arising from the Work or applicable portions thereof to permit Owner to occupy the Project or a portion of the Project for its intended use.

2.7.7 Except in connection with the safety or protection of persons or the Work or property at the site or adjacent thereto, and except as otherwise indicated in the Contract Documents, Design-Builder shall perform all Work at the site during regular working hours, and do not permit overtime work or the performance of work on Saturday, Sunday, or any Holiday observed by the Owner, without the Owner's written consent. It shall apply for this consent through the Owner's

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Representative. The Owner's Representative shall approve working on Holidays, weekends, or overtime, at no additional cost to the Owner if such work was requested by the Design-Builder. Design-Builder shall reimburse the Owner for all costs to provide inspection services required to monitor the Holiday, weekend or overtime work. The Owner shall charge its direct hourly cost plus the Owner’s overhead cost to Design-Builder, and a deductive change order will be written and Design-Builder shall sign it to cover this cost.

2.8Design-Builder Subcontracts

2.8.1 Design-Builder shall use only Responsible (as defined by California Public Contract Code section 1103) and qualified Subcontractors and material suppliers. Unless previously identified in Design-Builder’s Proposal, before making an award to a Subcontractor or material supplier, the Design-Builder shall identify in writing to the Owner the name, qualifications, experience, contact and licensing information, and scope of work for each proposed Subcontractor or material supplier. The Design-Builder shall provide the Owner with a letter which provides all necessary information demonstrating that the proposed subcontractor or material supplier satisfies the Contract requirements, including but not limited to, insurance provisions. If requested, Design-Builder will promptly provide additional information requested by Owner pending concurrence from Owner. The Owner reserves the right, which shall be exercised in good faith, to reasonably deny or remove a Subcontractor, Sub-subcontractor, or material supplier in the event the Owner determines that the Subcontractor, Sub-subcontractor, or material supplier is not Responsible, or that the subcontractor or material supplier fails to satisfy or violates the requirements under the Contract Documents. Nothing herein shall be construed to relieve the Design-Builder from its obligations to properly manage, supervise, schedule, or coordinate its Subcontractors and material suppliers.

2.8.2 All subcontracts will be between the Design-Builder and the Subcontractors. Subcontracts should be written to protect Owner from impacts and claims arising from the Work. A copy of every subcontract shall be furnished to Owner at least five (5) calendar days prior to execution of the subcontract by Design-Builder. The Design-Builder shall be responsible to Owner for the acts and omissions of its agents and employees, suppliers, Subcontractors, and Sub-subcontractors performing work under a contract with the Design-Builder, and of its lower tier subcontractors, agents or employees. The Design-Builder shall require each Subcontractor to be bound to the Design-Builder by the terms of the Contract Documents, and to assume toward the Design-Builder all applicable obligations and responsibilities which the Design-Builder, by these Contract Documents, assumes toward Owner. Said Contract shall preserve and protect the rights of Owner under the Contract Documents with respect to the Work to be performed by the Subcontractors that the subcontracting thereof will not prejudice such rights. Where appropriate, the Design-Builder shall require each Subcontractor to enter into similar Contracts with the Sub-subcontractors. The Design-Builder shall make available to each proposed Subcontractor, prior to the execution of the subcontract, copies of the Contract Documents and the Contractor’s Construction Schedule, to which the Subcontractor shall similarly make copies of such Contract Documents available to their Sub-subcontractors. Each Subcontractor will be bound by this Article. Subcontractors also shall be provided access to all Requests for Information (RFI’s), Schedule Updates, and any other information that arises during the performance of the Work. No subcontract or purchase order shall bind or purport to bind Owner. Each subcontract or purchase order shall provide, without requiring the prior consent of the relevant Subcontractor or supplier, for assignment and delegation of such subcontract or purchase order by Design-Builder to Owner in the event of a default by the Design-Builder. If Owner elects to assume by assignment any subcontract or purchase order as described in this Article, then Design-Builder shall enter into reasonable assignment documentation requested by Owner which may be required to effect such assignment.

2.8.3 The Design-Builder shall make no substitution for any Subcontractor, person or entity previously selected without the prior written concurrence of Owner, which concurrence will be provided at the Owner’s sole discretion.

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2.9Design-Builder’s Responsibility for Project Safety

2.9.1 Design-Builder recognizes the importance of performing the Work in a safe manner so as to prevent damage, injury or loss to (i) all individuals at the Site, whether working or visiting, (ii) the Work, Including materials and equipment incorporated into the Work or stored on-Site or off-Site, and (iii) all other property at the Site or adjacent thereto. Design-Builder assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of the Work. Design-Builder shall, prior to commencing construction, designate in writing a Safety Representative with the necessary qualifications and experience to supervise the implementation and monitoring of all safety precautions and programs related to the Work. Unless otherwise required by the Contract Documents, Design-Builder’s Safety Representative shall be an individual stationed at the Site who may have responsibilities on the Project in addition to safety. The Safety Representative shall make routine daily inspections of the Site and shall hold weekly safety meetings with Design-Builder’s personnel, Subcontractors and others as applicable.

2.9.2 Design-Builder and Subcontractors shall comply with all Legal Requirements relating to safety, including but not limited to, all pertinent safety laws and regulations and orders of the State of California, Department of Industrial Relations, Division of Industrial Safety, and U.S. Department of Labor, OSHA, as well as any Owner-specific safety requirements set forth in the Contract Documents, provided that such Owner-specific requirements do not violate any applicable Legal Requirement. Design-Builder will immediately report in writing any safety-related injury, loss, damage or accident arising from the Work to Owner’s Representative and, to the extent mandated by Legal Requirements, to all government or quasi-government authorities having jurisdiction over safety-related matters involving the Project or the Work.

2.9.3 Design-Builder’s responsibility for safety under this Section is not intended in any way to relieve Subcontractors and Sub-Subcontractors of their own contractual and legal obligations and responsibility for (i) complying with all Legal Requirements, including those related to health and safety matters, and (ii) taking all necessary measures to implement and monitor all safety precautions and programs to guard against injuries, losses, damages or accidents resulting from their performance of the Work.

2.9.4 The Design-Builder shall conduct all operations in a manner that will cause no interference with normal operations of the Owner. In all operations, the Design-Builder shall be governed by the regulations and rules of Owner and shall cooperate fully with Owner. All temporary blockages for the movement of construction materials or equipment shall be coordinated with and approved by Owner at least forty-eight (48) working hours in advance of any closure. The Design-Builder shall provide and maintain temporary and permanent fences, barriers, lights, bridges, and signs and provide such flaggers and guards as necessary to give adequate warning to the public and all individuals on or using the premises.

2.9.5 Within ten (10) Days after the date of the Notice to Proceed and before moving vehicles onto the Project Site, the Design-Builder shall submit to Owner the proposed Plan for vehicular and pedestrian traffic circulation, including the location and types of signs to be used. Thereafter, and not later than fifteen (15) Days prior to subsequent changes required by Owner for said circulation, sign locations and types, the Design-Builder shall submit revised plans to Owner.

2.9.6 The Design-Builder shall conduct the operations in a manner that avoids injury or damage to adjacent property and improvements. Property such as, but not limited to, buildings, trees, shrubbery, lawns, pole lines, fences, guard rails, guideposts, culvert and Project markers, signs, structures, and other objects on or adjacent to the Project Site, that are not designated for removal, shall be protected from injury or damage. If damaged or removed due to Design-Builder's operations, they shall be restored or replaced in as nearly, but not less than, the original condition and location as is reasonably possible. When ordered by Owner, the Design-Builder shall provide and install suitable safeguards to protect any object from injury or damage.

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2.9.7 If the Design-Builder causes damage to the Work, property, or person of any other contractor utilized by the Owner, or if any claim arising out of the Design-Builder's performance of the Work is made against the Design-Builder by any other contractor, the Owner, or any other person, Design-Builder shall promptly attempt to settle and resolve the dispute.

2.10Design-Builder’s Warranty

2.10.1 Design-Builder warrants to Owner that the construction, including all materials and equipment furnished as part of the construction, shall be new unless otherwise specified in the Contract Documents, of good quality, in conformance with the Contract Documents and free of defects in materials and workmanship.

2.10.2 All Work shall be warranted by the Design-Builder against defective workmanship and materials for the warranty period specified elsewhere in the Contract or one (1) year after the date of the Final Acceptance of the Work by Owner, whichever is later. Neither Final Acceptance nor the final payment nor any provision in the Contract Documents shall relieve the Design-Builder of responsibility for faulty material or quality of Work. The Design-Builder shall replace or repair any such defective Work in a manner satisfactory to Owner, after notice to do so from Owner and within the time specified in the notice.

2.10.3 Disclaimers and Limitations: Manufacturer’s disclaimers and limitations on product warranties do not relieve Design-Builder of warranty on work that incorporates products. Manufacturer’s disclaimers and limitations on product warranties do not relieve suppliers, manufacturers, and subcontractors required to countersign special warranties with Design-Builder.

2.10.4 Related Damages and Losses: When correcting failed or damaged warranted construction, the Design-Builder must remove and replace construction that has been damaged as a result of such failure or must be removed and replaced to provide access for correction of warranted construction.

2.10.5 Reinstatement of Warranty: When work covered by warranty has failed and been corrected by replacement or rebuilding, the Design-Builder will reinstate the warranty by written endorsement. The reinstated warranty shall be equal to the original warranty with an equitable adjustment for depreciation if appropriate under the circumstances.

2.10.6 Replacement Cost: Upon determination that work covered by warranty has failed, replace or rebuild work to acceptable condition complying with requirements of Contract Documents. Design-Builder is responsible for cost of replacing or rebuilding defective work regardless of whether Owner has benefited from use of work through a portion of its anticipated useful service life.

2.10.7 Warranty for labor and materials required by the Contract Documents shall have their warranty period begin on the date of Final Acceptance for a period of one (1) year or as covered by special warranties, whichever is longer. The Design-Builder shall provide any and all technical support necessary to provide oversight, training and coordination of Owner personnel who perform the maintenance for installations performed under these specifications such that the Warranty durations specified in those sections and elsewhere in the Contract Documents will not begin until Final Acceptance of all work required by the Contract. All arrangements required to be made with any supplier shall be made by the Design-Builder.

2.10.8 The Design-Builder shall replace or repair any such defective work in a manner satisfactory to Owner, after notice to do so from Owner and within the time specified in the notice.

2.10.9 Expressed warranties made to Owner are in addition to implied warranties and shall not limit duties, obligations, rights, and remedies otherwise available under law. Expressed warranty periods shall not be interpreted as limitations on time in which Owner can enforce such other duties, obligations, rights, or remedies.

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2.10.10 Expressed warranties made to Owner shall not deprive Owner of other rights Owner may have under other provisions of Contract Documents and are in addition to and run concurrent with other warranties made by Design-Builder under requirements of Contract Documents.

2.10.11 Rejection of Warranties: Owner reserves right to reject warranties and to limit selection to products with warranties not in conflict with requirements of Contract Documents.

2.10.12 Where Contract Documents require special warranty, or similar commitment on work or part of work, Owner reserves the right to refuse to accept work, until Design-Builder presents written evidence that entities required to countersign such commitments have done so or are willing to do so.

2.10.13 Warranty Submittals: Submit written warranties to Owner prior to date certified for Substantial Completion.

2.10.14 When a designated portion of work is completed and occupied or used by Owner, by separate agreement with Design-Builder during the construction period, submit properly executed warranties to Owner within fifteen (15) days of completion of that designated portion of work.

2.10.15 When Contract Documents require Design-Builder, or Design-Builder and subcontractor, supplier or manufacturer to execute a special warranty, prepare written document that contains appropriate terms and identification, ready for execution by required parties. Submit draft to Owner, for approval prior to final execution.

2.10.16 Form of Submittal: At Final Completion compile two (2) copies of each required warranty properly organized and executed by Design-Builder, or by Design-Builder, subcontractor, supplier, or manufacturer.

2.11Correction of Non-Conforming Work

2.11.1 Design-Builder agrees to correct any Work that is found to not be in conformance with the Contract Documents, including that part of the Work subject to Section 2.10 hereof, within a period of one year from the date of Final Acceptance of the Work, or within such longer period to the extent required by any specific warranty included in the Contract Documents.

2.11.2 Design-Builder shall, within seven (7) days of receipt of written notice from Owner that the Work is not in conformance with the Contract Documents, take meaningful steps to commence correction of such nonconforming Work, including the correction, removal or replacement of the nonconforming Work and any damage caused to other parts of the Work affected by the nonconforming Work. If Design-Builder fails to commence the necessary steps within such seven (7) day period, Owner, in addition to any other remedies provided under the Contract Documents, may provide Design-Builder with written notice that Owner will commence correction of such nonconforming Work with its own forces. If Owner does perform such corrective Work, Design-Builder shall be responsible for all reasonable costs incurred by Owner in performing such correction. If the nonconforming Work creates an emergency requiring an immediate response, the seven (7) day period identified herein shall be deemed inapplicable.

2.11.3 The one-year period referenced in Section 2.10 above applies only to Design-Builder’s obligation to correct nonconforming Work and is not intended to constitute a period of limitations for any other rights or remedies Owner may have regarding Design-Builder’s other obligations under the Contract Documents.

2.12Construction Coordination and Schedule

2.12.1 General

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A. Administrative and procedural requirements for planning, monitoring, and documenting the progress of construction during performance of the Work, including the following:

1. 60-day startup construction schedule;

2. Contractor’s Construction Schedule; and

3. Construction Progress Schedule reports.

2.12.2 Definitions

A. Activity: A discrete part of a project that can be identified for planning, scheduling, monitoring, and controlling the construction project. Activities included in a construction schedule consume time and resources.

1. Critical Activity: An activity on the critical path that must start and finish on the planned early start and finish times.

2. Predecessor Activity: An activity that precedes another activity in the network.

3. Successor Activity: An activity that follows another activity in the network.

B. Cost Loading: The allocation of the schedule of values for the completion of an activity as scheduled. The sum of costs for all activities must equal the total Contract Sum unless otherwise accepted by the Owner.

C. CPM: Critical path method, which is a method of planning and scheduling a construction project where activities are arranged based on activity relationships. Network calculations determine when activities can be performed and the critical path of Project.

D. Critical Path: The longest connected chain of interdependent activities through the network schedule that establishes the minimum overall Project duration and contains no float.

E. Day: Calendar Day unless specifically noted as Work Day.

F. Event: The starting or ending point of an activity.

G. Float: The measure of leeway in starting and completing an activity.

1. Float time is not for the exclusive use or benefit of either Owner or Contractor, but is a jointly owned, expiring Project resource available to both parties as needed to meet schedule milestones and Contract completion date.

2. Free float is the amount of time an activity can be delayed without adversely affecting the early start of the successor activity.

3. Total float is the measure of leeway in starting or completing an activity without adversely affecting the planned Project completion date.

4. Use of float suppression techniques such as software constraints, preferential sequencing, special lead/lag logic restraints, extended activity times, or imposed dates, other than as required by the Contract, shall be cause for the rejection of any schedule submitted by the Contractor.

H. Fragnet: A fragnet is defined as the sequence of new activities that are proposed to be added to the existing schedule. The fragnet shall identify the predecessors to the new

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activities and demonstrate the impacts to successor activities. A fragnet may be inserted into the Construction Schedule to estimate a delay, if any.

I. Resource Loading: The allocation of manpower and equipment necessary for the completion of an activity as scheduled.

2.12.3 Submittals

A. Submittals shall include shop drawings and a schedule for delivery, including fabrication time.

B. Format for Submittals: Submit required submittals in the following format:

1. PDF electronic schedule file.

2. Working electronic copy of schedule file.

3. PDF file of narrative reports.

C. Submit a startup construction schedule within 15 days after receipt of the Owner's Notice to Proceed for Construction Services, submit a preliminary schedule indicating planned operations during first 60 days of construction.

1. Include cost of activities expected to be completed before submission and acceptance of the complete schedule.

2. Acceptance of cost-loaded, construction startup schedule will not constitute acceptance of schedule of values for cost-loaded activities.

3. The startup schedule shall include a schedule for the procurement of materials and equipment and a schedule for Submittals.

D. Submit a complete Contractor’s Construction Schedule (Baseline) in compliance with Section 2.12.6 with a network diagram within 30 days after receipt of the Owner's Notice to Proceed for Construction Services. Show the complete network analysis system with logic ties for all major activities.

1. Size: as required to display entire network for entire construction period.

2. This schedule submittal will be reviewed by the Owner and returned to the Design-Builder within thirty (30) Days after submission. After receipt of review comments, Design-Builder shall resubmit a mutually acceptable system.

E. Submit a working electronic copy Contractor's Construction Schedule using software indicated in this Section, and labeled to comply with requirements for submittals. Provide hard copy in size able to display entire schedule for entire construction period.

F. Submit each of the reports listed below following the concurrent CPM schedule. For each activity in reports include activity number, activity description, cost, original duration, remaining duration, early start date, early finish date, late start date, late finish date, and total float in calendar days.

1. Activity Report: List of all activities sorted by activity number and then early start date, or actual start date if known.

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2. Logic Report: List of preceding and succeeding activities for all activities, sorted in ascending order by activity number and then early start date, or actual start date if known.

3. Total Float Report: List of all activities sorted in ascending order of total float.

4. Earnings Report: Compilation of Contractor's total earnings from the Notice to Proceed until most recent Application for Payment.

5. Critical path layout and report.

G. Submit a Narrative Report with each schedule submittal describing the following:

1. Project duration and variation from schedule;

2. Schedule status;

3. Milestone summary;

4. Critical Path Analysis;

5. Schedule progress;

6. Started, in-progress, and completed activities;

7. Change Notices and RFI’s;

8. Delays and Impacts;

9. Weather conditions;

10. Progress photos.

H. Submit updated CPM Construction Progress Schedule with each Application for Payment indicating progress on all activities and implications on overall schedule. Construction Progress Schedule (monthly schedule update) is meant to only monitor the actual progress of work relative to the approved Baseline Schedule. It is not a substitute to the approved Baseline Schedule. Any schedule update that changes logic and duration or Contract Completion Date of the approved Baseline Schedule is not acceptable. Approved Baseline Schedule shall only be revised or superseded by a duly executed Revised Baseline Schedule Change Order.

I. Submit Recovery Schedule when periodic update indicates the Work is 14 or more calendar days behind the current accepted schedule, indicating means by which Contractor intends to regain compliance with the schedule.

1. The Contractor shall take all necessary measures to make up for such delay either by increasing staff, plant or facilities, or by amending its Work methods, whichever is applicable, with no change to the Contract Price.

2. Indicate changes to working hours, working days, crew sizes, and equipment required to achieve compliance, and date by which recovery will be accomplished.

2.12.4 Quality Assurance:

A. Comply with the requirements specified in the Contract Documents for Quality Assurance and Quality Control Requirements.

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B. Scheduler Qualifications: An experienced scheduler in CPM scheduling and reporting, with capability of producing CPM reports and diagrams within 24 hours of Owner's request.

C. Preconstruction Conference: Refer to Section 2.1. 16.. Review methods and procedures related to the preliminary construction schedule and Contractor's construction schedule, including the following:

1. Review software limitations and content and format for reports.

2. Verify availability of qualified personnel needed to develop and update schedule.

3. Discuss scheduling and critical path, constraints, including phasing, interim milestones and maintaining City water deliveries.

4. Review delivery dates for City-furnished products.

5. Review schedule for work of City's separate contracts.

6. Review submittal requirements and procedures.

7. Review time required for review of submittals and resubmittals.

8. Review requirements for tests and inspections by independent testing and inspecting agencies.

9. Review time required for Project closeout and City startup and commissioning activities.

10. Review and finalize list of construction activities to be included in schedule.

11. Review procedures for updating schedule.

12. Review site safety, security, site access, operation hours, environmental monitoring, permits and requirements.

2.12.5 Coordination:

A. The Contractor has the obligation and responsibility at all times to plan and monitor all of its activities, anticipating and scheduling its staff, subcontractors at all tiers, materials, plant, and Work methods in a manner that is likely to ensure completion of the Work in accordance with the terms and conditions of the Contract.

B. Contractor will coordinate preparation and processing of schedules and reports with performance of construction activities and with scheduling and reporting of separate contractors. Contractor must notify Owner when equipment or components arrive, or are expected to arrive and their assistance may be needed in uncrating or exposing materials for inspection.

C. Coordinate Contractor's Construction Schedule with the Schedule of Values, submittal schedule, progress reports, payment requests, and other required schedules and reports.

1. Secure time commitments for performing critical elements of the Work from entities involved.

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2. Coordinate each construction activity in the network with other activities and schedule them in proper sequence.

D. The Contractor must have the scheduler onsite regularly or in collaboration with someone onsite. The Project Manager or Project Engineer can serve this role for the Contractor.

2.12.6 Contractor’s Construction Schedule:

A. Time Frame: Extend schedule from date established for Notice to Proceed for Phase 2 to date of Substantial Completion.

1. Contract completion date shall not be changed by submission of a schedule that shows an early completion date, unless specifically authorized by Change Order.

B. Activities: Establish a separate numbered activity for each main element of the Work. Comply with the following:

1. Activity Duration: Define activities so no activity is longer than 20 days, unless specifically allowed by Owner. The durations shall be determined based upon resource planning under contractually-defined on-site work conditions. The Owner may require that the duration of major activities be calculated by the scheduling software based on of the planned rate of daily production. In calculating activity durations, normal inclement weather shall be considered.

2. Critical Path Activities: Include procurement process activities for long lead items and major items, requiring a cycle of more than 60 days, as separate activities in schedule. Critical path cycle activities include, but are not limited to, submittals, acceptance, purchasing, fabrication, and delivery.

3. Submittal Review Time: Include review and resubmittal times indicated in Submittal Requirements in accordance with the Design Criteria Report, in schedule. Coordinate submittal review times in Contractor’s construction schedule with submittal schedule. Contractor must submit all submittals 90 days prior to startup to allow for review and approval by the Owner, unless another time frame is specified elsewhere in the Contract Documents.

4. Startup and Testing Time: Include no fewer than 30 days for startup and testing. Include a pre-commissioning meeting to discuss plan with the Owner 3 to 6 months before startup and testing is scheduled to begin.

5. Substantial Completion: Indicate completion in advance of date established for Substantial Completion, and allow no fewer than 30 days for Owner’s administrative procedures necessary for certification of Substantial Completion.

6. Punch List and Final Completion: Include not more than 45 days for completion of punch list items and final completion.

C. Constraints: Include constraints and work restrictions indicated in the Contract Documents and as follows in schedule, and show how the sequence of the Work is affected.

1. Phasing: Arrange list of activities on schedule by phase.

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2. Products Ordered in Advance: Include a separate activity for each product, including delivery dates. Delivery dates should stipulate the earliest possible delivery date.

3. Work Restrictions: Show the effect of the following items on the schedule:

(a) Coordination with existing construction;

(b) Limitations of continued occupancies;

(c) Uninterruptible services;

(d) Partial occupancy before Substantial Completion;

(e) Use of premises restrictions;

(f) Provisions for future construction;

(g) Seasonal variations and inclement weather;

(h) Environmental control/ permitting;

(i) Specified work sequences and constraints; and

(j) Site access, security, and rights of adjacent neighbors.

4. Work Stages: Indicate important stages of construction for each major portion of the Work, including, but not limited to, the following:

(a) Subcontract awards;

(b) Submittals;

(c) Purchases;

(d) Mockups;

(e) Fabrication;

(f) Sample testing;

(g) Deliveries;

(h) Installation;

(i) Functional testing;

(j) Start-up;

(k) Commissioning;

(l) Performance testing;

(m) Training;

(n) Tests and inspections;

(o) Adjusting;

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(p) Curing;

(q) Startup and placement into final use and operation;

(r) Project closeout and final cleaning; and

(s) Demobilization.

5. Construction Areas: Identify each major area of construction for each major portion of the Work. Indicate where each construction activity within a major area must be sequenced or integrated with other construction activities to provide for the following:

(a) Earthworks and excavation;

(b) Structural completion;

(c) Completion of mechanical installation;

(d) Completion of electrical and instrumentation installation;

(e) Completion of SCADA integration;

(f) Functional testing;

(g) Start-up;

(h) Commissioning;

(i) Performance testing;

(j) Training; and

(k) Substantial Completion.

6. Other constraints and Work Restrictions.

D. Milestones: Include milestones indicated in the Contract Documents in schedule, including, but not limited to, the Notice to Proceed, proposed Shutdowns, Substantial Completion, and Final Completion, and the appropriate interim milestones.

E. Computer Scheduling Software: Prepare schedules using current version of a program that has been developed specifically to manage construction schedules.

1. Use Primavera P6, or comparable software If the City does not currently have such software Design-Builder will provide City with two software licenses for the selected scheduling software used by Design-Builder.

2. Settings: The Contractor is required to provide to the Owner all of the software settings it has used in the baseline schedules and updates. Examples of the information required are Calendar settings, User Preferences, Administrative Preferences, Schedule Settings, etc.

3. Contractor must incorporate separate calendars as appropriate to identify all tasks subject to permits and work restrictions described in the specifications.

F. Contract Modifications:

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1. For each proposed contract modification that may impact the overall schedule, prepare a time-impact analysis using a network fragnet to demonstrate the effect of the proposed change on the overall project schedule. Logically connect approved Contract changes into the CPM schedule. Each change will be identified by number and description, and activities/milestones will be added to record the following:

(a) Date the change was identified;

(b) Date the change was priced (if applicable); and

(c) Start and finish dates of the changed Work.

2. Extensions of the Contract Times must be substantiated by a complete schedule demonstration showing the cause and effect of the relevant issue on the then-current critical path.

3. Contract modification proposals must be submitted by the contractor within 5 working days or the next weekly meeting. Contract modification proposals must be submitted in writing and documented via email or letter.

G. Initial Issue of Schedule: Prepare initial network diagram from a sorted activity list indicating straight "early start-total float." Identify critical activities. Prepare tabulated reports showing the following:

1. Contractor or subcontractor and the Work or activity;

2. Description of activity;

3. Main events of activity;

4. Immediately preceding and succeeding activities;

5. Early and late start dates;

6. Early and late finish dates;

7. Activity duration in workdays;

8. Total float or slack time;

9. Average size of workforce; and

10. Dollar value of activity (coordinated with the schedule of pay items).

H. Schedule Updating: The CPM Progress Schedule shall show the projected completion date of the Work based on the progress information inserted into it, without changes to the schedule logic or the original duration of any activity. The Contractor shall use the retained logic option when executing schedule calculation. The Contractor shall update the schedule monthly to reflect changes and show accurate timelines. Concurrently with making revisions to schedule, prepare tabulated reports showing the following:

1. Identification of activities that have changed;

2. Changes in early and late start dates;

3. Changes in early and late finish dates;

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4. Changes in activity durations in workdays;

5. Changes in the critical path;

6. Changes in total float or slack time; and

7. Changes in the Contract Time.

I. Value Summaries: Prepare two cumulative value lists, sorted by finish dates.

1. In first list, tabulate activity number, early finish date, dollar value, and cumulative dollar value.

2. In second list, tabulate activity number, late finish date, dollar value, and cumulative dollar value.

3. In subsequent issues of both lists, substitute actual finish dates for activities completed as of list date.

4. Prepare list for ease of comparison with payment requests; coordinate timing with progress meetings.

(a) In both value summary lists, tabulate "actual percent complete" and "cumulative value completed" with total at bottom.

2.12.7 Contractor’s Look-Ahead Schedules:

A. Contractor will develop and maintain a detailed look-ahead schedule and follow the following procedures:

1. Contractor shall list all completed, in progress, and upcoming activities for previous week, the current week, and the next two weeks upcoming;

2. Contractor shall show significant activities with actual start and completion dates;

3. Contractor shall present the look-ahead schedule at the weekly progress meetings as described in Project Meetings.

2.12.8 Acceptance of Schedules:

1.Owner review and acceptance of schedules does not waive any contract requirements and does not relieve the Design-Builder of any obligation or responsibility for submitting complete and accurate information.

2If the Design-Builder fails to submit any of the schedule submittals, or to meet the scheduling requirements, including but not limited to update requirements, for a period of thirty (30) Days or more beyond the required submittal date, progress payments may be withheld until such time as the Design-Builder submits the required scheduling submittals in compliance with the Contract Documents.

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Article 3

Owner’s Services and Responsibilities

3.1Duty to Cooperate

3.1.1 Owner shall, throughout the performance of the Work, cooperate with Design-Builder and perform its responsibilities, obligations and services.

3.1.2 In accordance with the Design Criteria Report, Owner shall review and either approve or reject and state reasons for such rejection interim design submissions and Construction Documents. The design submissions will be reviewed on the following schedule: 21 calendar days for 30% design and 60% design submittals; 14 calendar days for 90% design submittals; and 7 calendar days for 100%/Issued For Construction submittals On items resubmitted after rejection, Owner shall also be provided the same number of days to review the resubmittal and either approve or reject and state reasons for such rejections.

3.1.3 Owner shall give Design-Builder timely notice of any Work that Owner notices to be defective or not in compliance with the Contract Documents.

3.2Furnishing of Services and Information

3.2.1 Notwithstanding the provision of certain documents from the Owner, The Design-Builder shall investigate the Project Site to ascertain conditions affecting necessary procedure and sequence of work operations for execution of the Contract, and to ascertain Project Site conditions, character, quality and quantity of surface and subsurface materials that will be encountered. The Design-Builder shall verify all dimensions in the field and shall check field conditions continuously during construction. Owner assumes no responsibility whatsoever in respect to the Design-Builder's interpretation of subsurface investigations. There is no guarantee or warranty, either expressed or implied, that conditions indicated in the Contract Documents, are representative of those existing throughout the Work, or any part of it, or that unexpected developments may not occur.

3.2.2 All soil and test hole data, groundwater elevations, and soil analyses shown on the Plans or included in the Contract Documents apply only at the location of the test holes and to the depths indicated. Soil test reports for test holes which have been drilled are available for inspection at the office of Owner. Additional subsurface exploration may be performed by the Design-Builder at its own expense.

3.2.3 The indicated groundwater elevation is that which existed on the date specified in the data. It is the Design-Builder’s responsibility to determine and allow for the groundwater elevation on the date the Work is performed. A difference in groundwater elevation between what is shown in the soil boring logs and what is actually encountered during construction will not be considered as a basis for extra work.

3.2.4 If discovery is made of items of archaeological or paleontological interest, the Design-Builder shall immediately cease excavation in the area of discovery and shall not continue until ordered by Owner. When resumed, excavation operations within the area of discovery shall be as directed by Owner. Discoveries which may be encountered may include, but not be limited to, dwelling sites, stone implementations or other artifacts, animal bones, human bones, and fossils.

3.2.5 Rights of entry for the Work will be provided by Owner pursuant to the Contract Documents. Unless otherwise provided in the Contract Documents, the Design-Builder shall make arrangements, pay for, and assume all responsibility for acquiring, using, and disposing of additional work areas and facilities that may be temporarily required to perform the Work. The

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Design-Builder shall indemnify and hold Owner harmless from all claims for damages caused by such actions.

3.3Financial Information

3.3.1 Design-Builder shall cooperate with the reasonable requirements of Owner’s lenders or other financial sources. Notwithstanding the preceding sentence, after execution of the Agreement Design-Builder shall have no obligation to execute for Owner or Owner’s lenders or other financial sources any documents or agreements that require Design-Builder to assume obligations or responsibilities greater than those existing obligations Design-Builder has under the Contract Documents.

3.4Owner’s Representative

3.4.1 Owner’s Representative shall be responsible for providing Owner-supplied information and approvals in a timely manner to permit Design-Builder to fulfill its obligations under the Contract Documents. Owner’s Representative shall also provide Design-Builder with prompt notice if it observes any failure on the part of Design-Builder to fulfill its contractual obligations, including any errors, omissions or defects in the performance of the Work. Owner’s Representative shall communicate regularly with Design-Builder and shall be vested with the authority to act on behalf of Owner.

3.5Government Approvals and Permits

3.5.1 Owner shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees set forth in the Permits and Approvals, attached as Exhibit E to the Agreement.

3.5.2 Owner shall provide reasonable assistance to Design-Builder in obtaining those permits, approvals and licenses that are Design-Builder’s responsibility.

3.6Owner’s Other Contractors

3.6.1 Subject to the Design-Builder’s coordination responsibilities of Other Contractors pursuant to Article 2.1.9, Owner is responsible for all work performed on the Project or at the Site by Other Contractors under Owner’s control. In addition to Design-Builder’s coordination obligations, Owner shall assist the Design-Builder and request that Other Contractors cooperate with, and coordinate their activities so as to enable Design-Builder to timely complete the Work consistent with the Contract Documents.

Article 4

Hazardous Conditions and Differing Site Conditions

4.1Hazardous Conditions

4.1.1 Except as otherwise permitted in the Contract Documents, the Design-Builder agrees to accept sole responsibility for full compliance with any and all applicable present and future rules, regulations, restrictions, ordinances, statutes, laws and/or other orders of any governmental entity regarding the use, storage, handling, distribution, processing and/or disposal of hazardous wastes, extremely hazardous wastes, hazardous substances, hazardous materials, hazardous chemicals, toxic chemicals, toxic substances, pollutants, contaminants, or other similarly regulated substances (hereinafter referred to as "hazardous substances") regardless of whether the obligation for such compliance or responsibility is placed on the Owner of the land, on the Owner of any improvements on the premises, on the user of the land, or on the user of the improvements.

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Said hazardous substances shall include, but shall not be limited to gasoline, diesel and other fuels, lubricating oils and solvents.

4.1.2 Except for claims arising from Owner’s sole or active negligence or willful misconduct, the Design-Builder agrees that any damages, penalties or fines levied against Owner and/or the Design-Builder as a result of noncompliance with any of the above shall be the sole responsibility of the Design-Builder and, further, that the Design-Builder shall indemnify and pay and/or reimburse Owner for any damages, penalties or fines that Owner incurs, or pays, as a result of noncompliance with this General Condition.

4.1.3 In the case of any hazardous substance spill, leak, discharge or improper storage on the premises, or contamination of same, by action or inaction of the Design-Builder after the Notice to Construct has been issued, or anyone directly or indirectly employed or under contract to the Design-Builder, the Design-Builder agrees to make, or cause to be made, any necessary repairs or corrective actions, as well as to clean up and remove any leakage, contamination or contaminated ground. In the case of any hazardous substance spill, leak, discharge or contamination caused in whole or part by the Design-Builder, or by any of its subcontractors, employees, or agents, which affects Owner’s property, or property (ies) of Owner's tenant(s), the Design-Builder agrees to make, or cause to be made, any necessary repairs, or take corrective actions, to clean-up and remove any such spill, leakage or contamination to the extent required by applicable law or regulation.

4.1.4 If, after reasonable notice, the Design-Builder fails to repair, clean-up, properly dispose of, or take any other corrective action(s) as required by the Contract Documents, Owner may (but shall not be required to) take all steps it deems reasonably necessary to properly repair, clean-up or otherwise correct the condition(s) resulting from the spill, leak or contamination. Any such repair, clean-up or corrective action(s) taken by Owner shall be at Design-Builder's sole cost and expense, including any and all costs (including any administrative costs) which Owner incurs, or pays, as a result of any repair, clean-up or corrective action it takes.

4.1.5 If the Design-Builder installs or uses already installed underground storage tanks, pipelines or other improvements on the specified premises for the storage, distribution, use, treatment or disposal of any hazardous substances, the Design-Builder agrees, upon the expiration and/or termination of this Contract, to remove and/or clean up, at the sole option of Owner, the above-referred to improvements. Said removal and/or clean-up shall be at Design-Builder's sole cost and expense, and shall be undertaken and completed in full compliance with all federal, state and local laws and regulations, as well as in compliance with the reasonable directions of Owner.

4.1.6 Design-Builder shall promptly supply Owner with copies of all notices, reports, correspondence and submissions made by the Design-Builder to any governmental entity regarding any hazardous substance spill, leak, discharge or clean-up, including all tests results.

4.1.7 Notwithstanding the foregoing sections of this General Condition:

4.1.7.1 Design-Builder shall not be held responsible for the presence or remediation of any pre-existing hazardous substance or hazardous condition, found on or at the Project Site.

4.1.7.2 The Design-Builder’s obligation to remediate hazardous substances is limited to the Work identified in the Contract Documents. The Design-Builder has no obligation to identify, abate and/or remediate hazardous substances not directly affected by the Work; however, the Design-Builder will identify, abate and/or remediate hazardous substances not included in the scope of work as directed in writing by Owner.

4.1.7.3 The Design-Builder will be compensated for approved additional costs resulting from changes in regulations, restrictions, ordinances, statutes, laws and/or other orders of any governmental entity regarding the use, storage, handling, distribution, processing

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and/or disposal of hazardous wastes, extremely hazardous wastes, hazardous substances, hazardous materials, hazardous chemicals, toxic chemicals, toxic substances, pollutants, contaminants, or other similarly regulated substances.

4.1.7.4 Owner will retain title to all pre-existing hazardous substances removed as part of the Design-Builder’s work, and title shall not transfer to the Design-Builder. Owner agrees to sign all manifests as Owner of all such pre-existing hazardous substances. Hazardous substances introduced onto the Project Site by the Design-Builder shall remain titled to the Design-Builder.

4.1.8 This General Condition and the obligation(s) contained therein, shall survive the expiration or earlier termination of this Contract.

4.2Differing Site Conditions

4.2.1 Concealed or latent physical conditions or subsurface conditions at the Site that (i) materially differ from the conditions indicated in the Contract Documents or (ii) are of an unknown and unusual nature, differing materially from the conditions ordinarily encountered and generally recognized as inherent in the Work are collectively referred to herein as “Differing Site Conditions” The Design-Builder shall promptly, and before any of the following conditions are disturbed, notify Owner, first verbally and later within fourteen (14) days of the verbal notification, with a properly documented notice.

4.2.2 Owner shall investigate such conditions, and if it finds that such conditions do materially differ and could not have been discovered, or reasonably inferred, from the Contract Documents or a thorough inspection of the Project Site by the Design-Builder, and such conditions cause an impact to the Contract pricing, or Work Completion Time, Owner and Design-Builder shall promptly and in good faith negotiate a Change Order.

4.2.3 If the Design-Builder has not substantially complied with the documentation and submittal requirements of the Contractor Potential Change Notice in accordance with the Contract, the Design-Builder shall be deemed to have waived its right to assert a claim for any adjustment to the Contract pricing, or Work Completion Time arising out of such differing Project Site conditions.

4.2.4 Should an agreement not be reached on a Change Order, pursuant to Article 9, the Owner may issue a Change Directive to have the Work performed. Such an Order is unilateral, and the Work will be performed on a Time and Material basis. The Design-Builder shall be required to keep detailed records of all costs related to performing the Work and compensation for said work will be reconciled in a Change Order upon agreement of a lump sum price or completion of the Work, whichever occurs first.

Article 5

Insurance and Bonds

5.1Design-Builder’s Insurance Requirements

5.1.1 Design-Builder is responsible for procuring and maintaining the insurance for the coverage amounts all as set forth in the Insurance Exhibit H to the Agreement. Coverage shall be secured from insurance companies authorized to do business in the state in which the Project is located, and with a minimum rating set forth in the Insurance Exhibit H.

5.1.2 Design-Builder’s insurance policies shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Project.

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5.1.3 Prior to commencing any design and construction services hereunder, Design-Builder shall provide Owner with certificates and pertinent additional insured and other endorsements evidencing that (i) all insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect for the duration required by the Contract Documents and (ii) no insurance coverage will be canceled, renewal refused, or materially changed unless at least thirty (30) days prior written notice is given to Owner and all other insureds. If any of the foregoing insurance coverage’s is required to remain in force after final payment, additional certificate(s) and endorsement(s) evidencing continuation of such coverage shall be submitted with the Final Application for Payment.

5.1.4 Owner and Design-Builder waive against each other and Owner’s separate contractors, Design Consultants, Subcontractors, agents and employees of each and all of them, all damages covered by property insurance provided herein, except such rights as they may have to the proceeds of such insurance. Design-Builder and Owner shall, where appropriate, require similar waivers of subrogation from Owner’s separate contractors, Design Consultants and Subcontractors and shall require each of them to include similar waivers in their contracts. These waivers of subrogation shall not contain any restriction or limitation that will impair the full and complete extent of its applicability to any person or entity unless agreed to in writing prior to the execution of this Agreement.

5.2Bonds and Other Performance Security

5.2.1 The Design-Builder shall file surety bonds with Owner to be approved by the City and/or its counsel in the amount and for the purposes noted below. Bonds issued by a surety who is listed in the latest version of U.S. Department of Treasury Circular 570, who is authorized to issue bonds in California, and whose bonding limitation shown in said circular is sufficient to provide bonds in the amount required by the Contract. Bonds from all other sureties shall be accompanied by all of the documents enumerated in Code of Civil Procedure 995.660(a). The Design-Builder shall pay all bond premiums, costs, and incidentals.

5.2.2 The Design-Builder shall provide Payment and Performance and Warranty bonds on forms provided by Owner. The “Payment Bond” (Material and Labor bond) shall be for 100 percent (100%) of the Contract price, as amended from time to time, to satisfy claims of material suppliers and mechanics and laborers employed by it on the Work.

5.2.3 The Performance Bond shall be for one hundred percent (100%) of the Contract price as amended from time to time. The Design-Builder shall submit all bonds within fifteen (15) calendar days of the award of Contract.

5.2.4 The Warranty Bond shall be for ten percent (10%) of the Contract price as amended from time to time. The Design-Builder shall submit the Warranty Bond no later than 60 days prior to Final Completion.

5.2.5 Should any bond become insufficient, the Design-Builder shall renew the bond within 10 days after receiving notice from Owner.

5.2.6 Should any surety at any time be unsatisfactory to the Owner, notice will be given the Design-Builder to that effect. No further payment shall be deemed due or will be made under the Contract until a new surety shall qualify and be accepted by the Owner.

5.2.7 Changes in the Work or extensions of time made pursuant to the Contract shall in no way release the Design-Builder or surety from its obligations. Notice of such changes or extensions shall be waived by the surety.

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Article 6

Payment

6.1Schedule of Values

6.1.1 Unless required by the Owner upon execution of this Agreement, within ten (10) days of execution of the Agreement, Design-Builder shall submit for Owner’s review and approval a schedule of values for all of the Work. The Schedule of Values will (i) subdivide the Work into its respective parts, (ii) include values for all items comprising the Work and (iii) serve as the basis for monthly progress payments made to Design-Builder throughout the Work.

6.1.2 The Owner will be provided 14 days to review and either approve or reject with reasons stated the schedule of values so as not to delay the submission of the Design-Builder’s first application for payment. If rejected, Design Builder shall promptly resubmit the schedule of values and provide Owner 7 days to review and either approve or reject with reasons stated the resubmittal.

6.2Monthly Progress Payments

6.2.1 Design-Builder shall submit for Owner’s review and approval its Application for Payment requesting payment for all Work performed as of the date of the Application for Payment. The Application for Payment shall be accompanied by all supporting documentation required by the Contract Documents, including but not limited to:

6.2.1.1 Unconditional releases of lien in the statutory form for all subcontractors and suppliers, through the prior payment application.

6.2.1.2 Actual invoices for materials and equipment must be submitted with the Application for Payment (for Change Orders and cost reimbursable contracts).

i.Unless otherwise provided in the Contract Documents, up to eighty percent (80%) of the invoiced amount may be paid on account of materials and equipment delivered and suitably stored at the Project Site for subsequent incorporation in the Work, provided that (i) Owner is satisfied that the equipment and materials are suitably stored at either the Site or another acceptable location, (ii) the equipment and materials are protected by suitable insurance and (iii) upon payment, Owner will receive the equipment and materials free and clear of all liens and encumbrances.

ii.Notwithstanding section 6.2.1.2(i), payment will not be made for any materials or equipment unless each individual piece of the material or equipment becomes a permanent part of the Work or the material or equipment is required by the Contract Documents and is specifically manufactured for the Project and could not be readily utilized or diverted to another job. Actual invoices for materials and equipment must be submitted with the Application for Payment

6.2.1.3 Updated CPM Construction Progress Schedule

Failure to submit any of the supporting documentation shall be cause for the Application for Payment to be rejected by the Owner, in which case, the Design-Builder will be required to resubmit the Application Payment and supporting documentation.

6.2.2 Owner may withhold a payment in whole or in part to the extent reasonably necessary to protect Owner due to Owner’s determination that the Work has not progressed to the point

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indicated in the Application for Payment or that the quality of work is not in accordance with the Contract Documents. Owner may also withhold a payment because of subsequently discovered evidence which may nullify the whole or a part of an Application for Payment previously issued to such extent as may be necessary to protect Owner from loss for which the Design-Builder is responsible.

6.2.3 Owner may refuse to make payment of the full amount of the Application for Payment because:

6.2.3.1. claims have been made against Owner on account of Design Builder's performance or furnishing of the Work;

6.2.3.2. there are other items entitling Owner to a set-off against the amount recommended; or

6.2.3.3. Owner has actual knowledge of the occurrence of any events constituting Defective Work or Termination for Cause

If Owner refuses to make payment of the full amount recommended by Owner or Owner's Representative, Owner shall give Design-Builder immediate written notice stating the reasons for such action and promptly pay Design-Builder any amount remaining after deduction of the amount so withheld. Owner shall promptly pay Design-Builder the amount so withheld, or any adjustment thereto agreed to by Owner and Design-Builder, when Design-Builder corrects to Owner’s satisfaction the reasons for such action.

6.2.4 Rejection of Payment for Defective Work. The Owner's Representative may also refuse to recommend any such payment or, because of subsequently discovered evidence or the results of subsequent inspections or tests, nullify any such payment previously recommended, to such extent as may be necessary in the ENGINEER's opinion to protect OWNER from loss because:

6.2.4.1 The work is defective, or completed work has been damaged requiring correction or replacement,

6.2.4.2. The Contract Price has been reduced by written amendment or Change Order.

6.2.4.3. The Owner has been required to correct defective work or complete work.

6.2.4.4. The Owner has actual knowledge of the occurrence of any events which would be cause for Suspension or Termination of Work.

6.2.5 The Owner may refuse to make payment of the full amount because claims have been made against the Owner because of the Design-Builder's performance of the Work or stop notices have been filed in connection with the Work or there are other items entitling the Owner to a credit against the amount recommended.

6.2.6 Where Allowances have been used, the Design-Builder may be paid for Allowance items on either a cost reimbursable or lump sum basis. The Design-Builder's mark-up shall be all-inclusive of supervision and coordination and no additional compensation shall be allowed. An Allowance shall not be considered a change for the purposes of granting time extensions. Unused portions of a stipulated Allowance will not be paid to the Design-Builder and shall be deducted from the contract value at the completion of the Project via a deductive Change Order.

6.2.8 The Application for Payment shall constitute Design-Builder’s representation that the Work described herein has been performed consistent with the Contract Documents, has progressed to the point indicated in the Application for Payment, and that title to all Work will pass to Owner free and clear of all claims, liens, encumbrances, and security interests upon the incorporation of the Work into the Project, or upon Design-Builder’s receipt of payment, whichever occurs earlier.

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6.2.9 The Application for Payment shall identify, as a sub-total, the amount of the Design-Builder's total earnings to date, plus the value of materials stored at the Site which have not yet been incorporated in the Work, less a deductive adjustment for materials previously paid for by the Owner. Payment for such material shall not be construed as acceptance of the material.

6.3Withholding of Payments

6.3.1 On or before the date established in the Agreement, subject to the Retention provisions, Owner shall pay Design-Builder all amounts properly due. If Owner determines that Design-Builder is not entitled to all or part of an Application for Payment as a result of Design-Builder’s failure to meet its obligations hereunder, it will notify Design-Builder. The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Design-Builder must take to rectify Owner’s concerns. Design-Builder and Owner will attempt to resolve Owner’s concerns.

6.3.2 Notwithstanding anything to the contrary in the Contract Documents, Owner shall pay Design-Builder all undisputed amounts in an Application for Payment within the times required by the Agreement.

6.4Design-Builder’s Payment Obligations

6.4.1 Design-Builder will pay Design Consultants and Subcontractors, in accordance with its contractual obligations to such parties. Design-Builder will impose similar requirements on Design Consultants and Subcontractors to pay those parties with whom they have contracted. Design-Builder will indemnify and defend Owner against any claims for payment, stop payment notices, and mechanic’s liens as set forth in Section 7.3 hereof.

6.5Substantial Completion

6.5.1 The Work, including associated commissioning tasks, must be Substantially Complete by September 17,2028. Design-Builder shall notify Owner when it believes the Work, or to the extent permitted in the Contract Documents, a portion of the Work, is Substantially Complete. Within five (5) days of Owner’s receipt of Design-Builder’s notice, Owner and Design-Builder will jointly inspect such Work to verify that it is Substantially Complete in accordance with the requirements of the Contract Documents. If such Work is Substantially Complete, Owner shall prepare and issue a Certificate of Substantial Completion that will set forth (i) the date of Substantial Completion of the Work or portion thereof, (ii) the remaining items of Work that have to be completed before final payment, (iii) provisions (to the extent not already provided in the Contract Documents) establishing Owner’s and Design-Builder’s responsibility for the Project’s security, maintenance, utilities and insurance pending final payment, and (iv) an acknowledgment that warranties commence to run on the date of Substantial Completion, except as may otherwise be noted in the Certificate of Substantial Completion. The Certificate of Substantial Completion shall not relieve the Design-Builder of the responsibility to complete all work in accordance with the Contract Documents. Failure to include any items on the punch list shall not alter the responsibility of the Design-Builder to complete all Work in accordance with the Contract Documents.

6.5.2 Substantial Completion occurs when all of the following conditions have been met:

6.5.2.1 The Design-Builder has submitted and Owner has approved in writing, such approval not to be unreasonably withheld, a certification by the Design-Builder and the lead Design Firm that construction of the Project, excepting the items on the Final Punch List, is complete and in all respects is in compliance with this Agreement.

6.5.2.2 A preliminary or temporary certificate of occupancy has been issued for the Project, where required by applicable law

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6.5.2.3 The Design-Builder has delivered to Owner a red-lined set of “as-built” construction record drawings as required by the Contract Documents

6.5.2.4 All Utilities specified or required under this Agreement to be arranged for by the Design-Builder are connected and functioning properly.

6.5.2.5 Design-Builder has successfully completed start-up, commissioning which includes completion of all testing, demonstrations, regulatory approvals, and acceptance activities, as set forth in the DCR and performance testing and has additionally provided all operational and maintenance manuals.

6.5.2.6 The Design-Builder and Owner have agreed in writing upon the Final Punch List (or, if they are unable to agree, Owner shall have prepared and issued the Final Punch List to the Design-Builder within 15 business days of the Design-Builder having submitted its proposed Final Punch List to Owner)

6.5.2.7 The Design-Builder has delivered to Owner written certification from the equipment manufacturers (including information technology systems and instrumentation and controls) that all major items of machinery and equipment included in the Project have been properly installed, performance tested, and commissioned in accordance with the manufacturers’ recommendations, warranties, and requirements.

6.5.2.8 The Design-Builder has submitted written certification that all of the foregoing conditions have been satisfied, and Owner has approved the Design-Builder’s certification, which approval shall be effective as of the date of the Design-Builder’s certification.

6.5.2.9 The project has been issued the required operational permit from the Department of Drinking Water to commence transmission of finished water to the injection well and the injection well is fully functional and operating as set forth in the Contract Documents.

6.5.3 Upon Substantial Completion of the entire Work or, if applicable, any portion of the Work, Owner may at its sole discretion per the Central Coast Blue AWPF Design-Build Agreement, Section 8.3 release to Design-Builder portions of the retained amounts relating, as applicable, to the entire Work or completed portion of the Work, less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion.

6.5.4 Owner, at its option, may use a portion of the Work which has been determined to be Substantially Complete, provided, however, that (i) a Certificate of Substantial Completion has been issued for the portion of Work addressing the items set forth in Section 6.5.1 above, (ii) Design-Builder and Owner have obtained the consent of their sureties and insurers, and to the extent applicable, the appropriate government authorities having jurisdiction over the Project, and (iii) Owner and Design-Builder agree that Owner’s use or occupancy will not interfere with Design-Builder’s completion of the remaining Work.

6.6Final Completion and Final Payment

6.6.1 When the Design-Builder considers that the Work is complete and ready for final inspection, it shall submit a Notice of Final Completion to Owner for inspection with certification that:

6.6.1.1 Work has been completed in accordance with Contract Documents and Certificate of Occupancy issued.

6.6.1.2 Work has been inspected by the Design-Builder for compliance with Contract Documents and all Punch List work has been completed.

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6.6.1.3 All damaged or destroyed real, personal, public or private property has been repaired or replaced.

6.6.1.4 All required as-builts and close out documents have been submitted and accepted.

6.6.1.5 All warranties have been submitted and accepted and all training and commissioning has been completed.

6.6.1.6 Work is ready for final inspection by Owner.

6.6.2 Owner will inspect to verify the status of completion with reasonable promptness after receipt of such certifications. The inspection of the Work will be done in accordance with the Contract provisions.

6.6.3 If Owner finds incomplete or defective work:

6.6.3.1 Owner may, at Owner’s sole discretion, either terminate the inspection or prepare a punch list and notify the Design-Builder in writing, listing incomplete or defective work.

6.6.3.2 The Design-Builder shall take immediate steps to remedy stated deficiencies. Upon completion and correction of all stated deficiencies, the Design-Builder shall send a subsequent written certification to Owner that work is complete.

6.6.3.3 Owner will then re-inspect the Work.

6.6.3.4 Owner may, at Owner’s sole discretion, have a separate contractor make corrections and deduct the cost of the corrections from the Design-Builder’s final payment if the work is not promptly corrected.

6.6.4 Final Acceptance

6.6.4.1 Within 120 days after Substantial Completion, and after Design-Builder has reached Final Completion and has made written request for final inspection, Owner will perform final inspection and if Owner is satisfied that the Work has been completed in accordance with the Agreement, and is satisfied that all submittals have been made and accepted, all as-builts and record documents have been completed and accepted, all Change Orders executed, all final quantities agreed to, and all other Contract requirements, except for possible future warranty and guarantee work have been accomplished, Owner shall issue a document evidencing Final Acceptance.

6.6.4.2 If Owner finds the Work to be complete, Owner will issue a letter of Final Acceptance to the Design-Builder.

6.6.4.3 The Work shall be under the charge and care of the Design-Builder until Owner issues the letter of Final Acceptance unless otherwise approved by Owner. The Design-Builder shall take every precaution against injury or damage to the Work from the action of the elements or any other cause, whether arising from the execution or non-execution of the Work. The Design-Builder shall rebuild, repair, restore, and make good, at the Design-Builder's expense, all injuries or damage to the Work occurring before acceptance of the Work.

6.6.5 Upon issuance of a letter of Final Acceptance, the Design-Builder shall submit a Final Application for Payment, and Owner shall make final payment by the time required in the Agreement, provided that Design-Builder has achieved Final Completion.

6.6.6 At the time of submission of its Final Application for Payment, Design-Builder shall provide the following information:

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6.6.6.1 An affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes or other items performed, furnished or incurred for or in connection with the Work which will in any way affect Owner’s interests;

6.6.6.2 A general release executed by Design-Builder waiving, upon receipt of final payment by Design-Builder, all claims, except those claims previously made in writing to Owner and remaining unsettled at the time of final payment;

6.6.6.3 Consent of Design-Builder’s surety, if any, to final payment;

6.6.6.4 All operating manuals, warranties and other deliverables required by the Contract Documents; and

6.6.6.5 Certificates of insurance confirming that required coverages will remain in effect consistent with the requirements of the Contract Documents.

6.6.7 Upon making final payment, Owner waives all claims against Design-Builder except claims relating to (i) Design-Builder’s failure to satisfy its payment obligations, if such failure affects Owner’s interests, (ii) Design-Builder’s failure to complete the Work consistent with the Contract Documents, including defects appearing after Substantial Completion and (iii) the terms of any warranties required by the Contract Documents. After the date of Final Acceptance of the Work by Owner, no additional claims or change requests may be submitted by Design-Builder.

6.6.8 Deficiencies in the Work discovered after Substantial Completion, whether or not such deficiencies would have been included on the Punch List if discovered earlier, shall be deemed warranty Work. Such deficiencies shall be corrected by Design-Builder under Sections 2.10 and 2.11 herein, and shall not be a reason to withhold final payment from Design-Builder, provided, however, that Owner shall be entitled to withhold from the Final Payment the reasonable value of completion of such deficient work until such work is completed.

Article 7

Indemnification

7.1Patent and Copyright Infringement

7.1.1 Design-Builder shall defend any action or proceeding brought against Owner based on any claim that the Work, or any part thereof, or the operation or use of the Work or any part thereof, constitutes infringement of any United States patent or copyright, now or hereafter issued. Owner shall give prompt written notice to Design-Builder of any such action or proceeding and will reasonably provide authority, information and assistance in the defense of same. Design-Builder shall indemnify and hold harmless Owner from and against all damages and costs, including but not limited to attorneys’ fees and expenses awarded against Owner or Design-Builder in any such action or proceeding. Design-Builder agrees to keep Owner informed of all developments in the defense of such actions.

7.1.2 If Owner is enjoined from the operation or use of the Work, or any part thereof, as the result of any patent or copyright suit, claim, or proceeding, Design-Builder shall at its sole expense take reasonable steps to procure the right to operate or use the Work. If Design-Builder cannot so procure such right within a reasonable time, Design-Builder shall promptly, at Design-Builder’s option and at Design-Builder’s expense, (i) modify the Work so as to avoid infringement of any such patent or copyright or (ii) replace said Work with Work that does not infringe or violate any such patent or copyright.

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7.1.3 Sections 7.1.1 and 7.1.2 above shall not be applicable to any suit, claim or proceeding based on infringement or violation of a patent or copyright (i) relating solely to a particular process or product of a particular manufacturer specified by Owner and not offered or recommended by Design-Builder to Owner or (ii) arising from modifications to the Work by Owner or its agents after acceptance of the Work. If the suit, claim or proceeding is based upon events set forth in the preceding sentence, Owner shall defend, indemnify and hold harmless Design-Builder to the same extent Design-Builder is obligated to defend, indemnify and hold harmless Owner in Section 7.1.1 above.

7.1.4 The obligations set forth in this Section 7.1 shall constitute the sole agreement between the parties relating to liability for infringement of violation of any patent or copyright.

7.2Tax Claim Indemnification

7.2.1 If, in accordance with Owner’s direction, an exemption for all or part of the Work is claimed for taxes, Owner shall indemnify, defend and hold harmless Design-Builder from and against any liability, penalty, interest, fine, tax assessment, attorneys’ fees or other expenses or costs incurred by Design-Builder as a result of any action taken by Design-Builder in accordance with Owner’s directive. Owner shall furnish Design-Builder with any applicable tax exemption certificates necessary to obtain such exemption, upon which Design-Builder may rely.

7.3Payment Claim Indemnification

7.3.1 Provided that Owner is not in breach of its contractual obligation to make payments to Design-Builder for the Work, Design-Builder shall indemnify, defend and hold harmless Owner from any claims or mechanic’s liens brought against Owner or against the Project as a result of the failure of Design-Builder, or those for whose acts it is responsible, to pay for any services, materials, labor, equipment, taxes or other items or obligations furnished or incurred for or in connection with the Work. Within three (3) days of receiving written notice from Owner that such a claim or mechanic’s lien has been filed, Design-Builder shall commence to take the steps necessary to discharge said claim or lien, including, if necessary, the furnishing of a mechanic’s lien bond. If Design-Builder fails to do so, Owner will have the right to discharge the claim or lien and hold Design-Builder liable for costs and expenses incurred, including attorneys’ fees.

7.4Design-Builder’s General Indemnification

7.4.1 To the fullest extent permitted by law, Design-Builder shall defend, indemnify and hold harmless Owner and any and all of Owner’s Council, Boards, officers, agents, employees, assigns and successors in interest from and against any and all suits, claims, causes of action, liability, losses, damages, demands or expenses (including, but not limited to, attorney’s fees and costs of litigation), (collectively, “Loss”) claimed by anyone (including Design-Builder and/or Design-Builder’s agents or employees) by reason of injury to, or death of, any person(s) (including Design-Builder and/or Design-Builder’s agents or employees), or for damage to, or destruction of, any property (including property of Design-Builder and/or Design-Builder’s agents or employees) or for any and all other losses, founded upon or alleged to arise out of, pertain to, or relate to the Design-Builder’s and/or subcontractor’s performance of the Work on the Project, whether or not contributed to by any act or omission of Owner, or of any of Owner's Council, Boards, officers, agents or employees; Provided, however, that where such suits, claims, causes of action, liability, losses, damages, demands or expenses arise from or relate to Design-Builder’s performance of a “Construction Contract” as defined by California Civil Code section 2783, this paragraph shall not be construed to require Design-Builder to indemnify or hold Owner harmless to the extent such suits, causes of action, claims, losses, demands and expenses are caused by the Owner’s sole negligence, willful misconduct or active negligence; Provided further that where such suits, claims, causes of action, liability, losses, damages, demands or expenses arise from Design-Builder’s design professional services as defined by California Civil Code section 2782.8, Design-Builder’s indemnity obligations shall be limited to allegations, suits, claims, causes of action, liability, losses,

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damages, demands or expenses arising out of, pertaining to, or relating to the Design-Builder’s negligence, recklessness or willful misconduct in the performance of the Agreement.

7.4.2 If an employee of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable has a claim against Owner, its officers, directors, employees, or agents, Design-Builder’s indemnity obligation set forth in Section 7.4.1 above shall not be limited by any limitation on the amount of damages, compensation or benefits payable by or for Design-Builder, Design Consultants, Subcontractors, or other entity under any employee benefit acts, including workers’ compensation or disability acts.

7.4.3 Design-Builder’s obligation to defend and indemnify the Owner and the other referenced indemnitees arises at the time such Loss is tendered to Design-Builder by the Owner and continues at all times until finally resolved, and/or decided by an adjudicatory body or a court of competent jurisdiction.

7.5Owner’s General Indemnification

7.5.1 Owner, to the fullest extent permitted by law, shall indemnify, hold harmless and defend Design-Builder and any of Design-Builder’s officers, directors, and employees, from and against claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, or death, and property damage or destruction (other than to the Work itself) but only in proportion to and to the extent resulting from the negligent acts or omissions of Owner, or Owner’s employees or agents who are directly under Owner’s authority or control (separate and distinct from Design-Builder or others under Design-Builder’s authority or control) and for whose acts Owner may be liable.

7.6Survival of Indemnities

7.6.1 The provisions of this Article 7 shall remain operative following a termination of all other performance under this Agreement unless specifically extinguished in a writing signed as approved by the Design-Builder, the Owner and its attorney.

Article 8

Time

8.1Obligation to Achieve the Contract Times

8.1.1 Design-Builder agrees that it will commence performance of the Work and achieve the Contract Time(s) in accordance with Article 6 of the Central Coast Blue AWPF Design-Build Agreement.

8.1.2 The Design-Builder shall be permitted reasonable, uninterrupted access to the Project Site subject to the operational protocols in place and as revised from time to time. The Design-Builder shall cooperate with Owner to reasonably accommodate Owner's other work on the Project Site. Design-Builder shall actively schedule plan and coordinate the sequence of the Work and shall not delegate such responsibility for coordination to subcontractors but rather shall actively and proactively schedule and lead subcontractor coordination.

8.1.3 The Design-Builder shall diligently prosecute the Work to completion. If Owner determines that the Design-Builder is failing to prosecute the Work in accordance with its approved schedule or the Project milestones, the Design-Builder shall immediately take steps to remedy the situation.

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8.1.4 All work performed and services provided hereunder by the Design-Builder shall conform to the highest professional standards for the construction industry in the State of California as applicable to a Design-Builder with prior successful experience in work similar in size and scope and complexity as the Work of the Contract Documents.

8.1.5 The Design-Builder shall give Owner full information in advance as to its plans for performing each part of its work. If at any time, Design-Builder’s actual progress is inadequate to meet the requirements of this Agreement, Owner may so notify Design-Builder who shall thereupon take such steps as may be necessary to improve its progress. A Recovery Schedule is required along with the submission of a monthly Progress Schedule Update if the monthly Progress Schedule Update shows a delay of more than two (2) weeks to the Contract Milestones. If within a reasonable period as determined by Owner, the Design-Builder does not improve performance to meet the currently approved Construction Schedule; Owner may require an increase in the Design-Builder’s labor force, the number of shifts, overtime operations, and additional days of work per week, all without additional cost to Owner. Neither such notice by Owner nor Owner’s failure to issue such notice shall relieve Design-Builder of its obligation to achieve the quality of work and rate of progress required by this Agreement.

8.2Delays to the Work

8.2.1 If Design-Builder is delayed in the performance of the Work due to acts, omissions, conditions, events, or circumstances beyond its control and due to no fault of its own or those for whom Design-Builder is responsible, subject to compliance with Section 2.12, the Contract Time(s) for performance may be reasonably extended by Change Order only to the extent that such delay impacts the critical path. Subject to section 8.3 and 9.5.4, an excusable delay is a delay to the critical path of the Project and meets all of the following requirements:

8.2.1.1 It was not the responsibility of the Design-Builder under the Contract Documents and was beyond the control of Design-Builder;

8.2.1.2 It could not have been foreseen or avoided by Design-Builder;

8.2.1.3 It could not have been mitigated by Design-Builder;

8.2.1.4 It was not caused in whole or in part by Design-Builder, its subcontractors or agents;

8.2.1.5 Design-Builder has provided written notice to Owner of the delay act or event within seven (7) calendar days of its occurrence and thereafter satisfies all requirements in the Contract Documents for making a request for extension to the Project Schedules and Contract milestones. Pursuant to California Civil Code section 1511, the Parties agree that any failure to submit a timely and properly documented notice of delay or a request for extension of to the Project Schedules and Contract Milestones shall constitute a waiver by Design-Builder of any claim for additional compensation, time or impact costs from Owner.

8.2.2 In addition to Design-Builder’s right to a time extension for those events set forth in Section 8.2.1 above, Design-Builder may be entitled to an appropriate adjustment of the Contract Price. A delay which is excusable must also meet the requirements for a compensable delay in order to be compensable. A Force Majeure delay is an excusable non-compensable delay. Owner shall make the final determination of Force Majeure delays. A delay due to financial issues of Design-Builder or any of its subcontractors or suppliers, including bankruptcy or insolvency, is not an excusable delay. A non-excusable delay is also non-compensable. A compensable delay must be excusable and meet all of the following requirements:

8.2.2.1 The costs of delay requested could not be mitigated;

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8.2.2.2 It was a result of a change directed by Owner, a material breach of the Agreement by Owner or resulting from the active negligence of Owner;

8.2.2.3 The Contract Documents do not preclude the claim for compensation;

8.2.2.4 The delay is not concurrent with a delay caused in whole or part by Design-Builder;

8.2.2.5 Design-Builder has satisfied all requirements in the Contract Documents for making a claim for compensation pursuant to a compensable delay in a timely manner.

8.2.3 If the Contractor Change Request is based in whole or in part on a delay of any kind or nature, the complete itemized proposal shall include the following information in addition to all other required information:

8.2.3.1 The date, nature and circumstances of each event regarded as a cause of the delay;

8.2.3.2 If the Design-Builder claims acceleration costs of scheduled performance or delivery, the basis upon which acceleration arose;

8.2.3.3 The identification of any documents and the substance of any oral communication known to the Design-Builder which substantiate, refute or concern such delay;

8.2.3.4 A Critical Path Method (CPM) schedule, including design, construction and commissioning corrected to reflect actual performance, showing delay impacts as separate tasks and Design-Builder’s mitigation of such impacts; and

8.2.3.5 The specific elements of Contract performance for which the Design-Builder may seek an equitable adjustment, including:

i.Identification of each Contract or schedule line item which has been or may be affected by such delay;

ii.To the extent practicable, identification of the delay and disruption in the manner and sequence of performance, and the effect on continued performance, which have been or may be caused by such delay;

iii.Identification of labor, materials, or both, or other cost items including overhead and subcontractor costs, which have been or may be added, deleted or wasted by such delay, and a statement that the Design-Builder is maintaining records by some generally accepted accounting procedure which allows the separately identifiable direct costs due to the delay, and those not incurred as a result of the delay, to be readily identified and segregated; and

iv.Estimates of the necessary adjustments to Contract Amount, Contract

Time and any other Contract provisions affected by the delay.

8.2.4 Claims for a compensable delay shall not be allowed for any costs incurred if the Design-Builder fails to notify Owner in writing within seven (7) calendar days of the act or event causing the delay. The Design-Builder will have the burden of proving that the delay is both an excusable delay and a compensable delay. If an excusable delay is found to be a compensable delay, Owner will by Change Order extend the Work Completion Time for the increase in the time of performance and will adjust the total Contract Price. The Change Order will be the Design-Builder’s sole remedy arising out of the compensable delay. Pursuant to California Civil Code section 1511, the Parties agree that any failure to submit a timely and properly documented notice

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of excusable or compensable delay shall constitute a waiver by Design-Builder of any claim for additional compensation, time or impact costs from Owner.

8.3Force Majeure

8.3.1 The term "Force Majeure" as employed herein shall mean an excusable, non-compensable delay which is one of the below listed types, to the extent that the event(s) delays the progress of critical path activities, are beyond the Design-Builder's control, were not anticipatable by Design-Builder and could not be mitigated by Design-Builder, regardless of the cost of mitigation: acts of God (except as excluded herein), strikes (except those determined by Owner to be within the control of the Design-Builder), lockouts, or other industrial disturbances, acts of public enemies, terrorist acts, wars, blockades, insurrections, riots, epidemics, pandemics, earthquakes, hurricanes, tornadoes, orders by any court, board, department, commission or city or county of the United States or of any State, civil disturbances, explosions, rain or other adverse weather conditions, including fire (except fire which was the responsibility of the Design-Builder).

8.3.2 The Design-Builder's observance of non-sanctioned picket lines or other similar labor actions shall be considered a non-excusable delay under this Contract and, as such, is not a Force Majeure event.

8.3.3 Should either party be rendered unable, either wholly or in part, by an event of Force Majeure to fulfill its obligations under the Contract, the obligation(s) affected by such event of Force Majeure shall be suspended only during the continuance of the Force Majeure event. Suspension of Work is not required for a Force Majeure event. The party so affected shall give notice of the existence, extent and nature of such Force Majeure in writing to the other party within forty-eight (48) hours after the commencement of the Force Majeure event. The party so affected shall remedy such inability with all reasonable dispatch and shall use due diligence in this regard. Failure to give such notice shall result in the continuance of such party's obligation regardless of the extent of any existing Force Majeure event. Pursuant to California Civil Code section 1511, the Parties agree that any failure to submit a timely and properly documented notice and description of a Force Majeure event shall constitute a waiver by Design-Builder of any claim for additional compensation, time or impact costs from Owner.

8.3.4 Nothing within this Article shall restrict the Owner's rights to pursue a termination or suspension pursuant to the Contract Documents.

8.5Liquidated Damages

8.5.1 Liquidated Damages are the specified dollar amount the Design-Builder shall pay to the Owner due to the Design-Builder's failure to complete the Work within the Work Completion Time or within Contract Milestones as specified in the Design-Build Agreement, Article 6, Section 6.4. Unless provided otherwise in the Contract Documents. Liquidated Damages are intended to cover Owner's administrative, inspection, project management, and professional services costs in the period of extended construction and shall not be construed to cover or apply to costs of completion of the Work, costs or delays resulting from defective work, property damage or any costs or damages covered by insurance of any type.

8.5.2 The parties recognize and agree that time is of the essence for this Contract. If Substantial Completion has not occurred on or before the scheduled Substantial Completion date, Owner will assess Liquidated Damages, as it is and will be impractical and extremely difficult to ascertain the actual damages which Owner will sustain in the event of and by reason of such delay. Owner shall have the right to deduct said Liquidated Damages from any amount due or that may become due the Design-Builder, or to collect such Liquidated Damages from the Design-Builder or its surety. These Liquidated Damages shall not be construed as a penalty.

8.5.3 Execution of the Contract shall constitute agreement by Owner and Design-Builder that the amount specified in the Contract Documents is the minimum value of the costs and actual damage

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caused by the failure of the Design-Builder to complete the Work within the allotted time. Such sum is Liquidated Damages and may be deducted from payments due the Design-Builder if such delay occurs.

8.5.4 Owner expressly denies that any progress payments made after the scheduled completion date constitute a waiver of Liquidated Damages.

8.5.5 These provisions shall not prevent Owner, in the case of the Design-Builder's default under this Contract, from terminating the right of the Design-Builder to proceed as provided in the Contract Documents and seeking all damages and other remedies available to Owner under this Contract or by Law.

Article 9

Changes to the Contract Price and Time

9.1Change Orders

9.1.1 A Change Order is a written instrument issued after execution of the Agreement signed by Owner and Design-Builder, stating their agreement upon all of the following:

9.1.1.1 The scope of the change in the Work;

9.1.1.2 The amount of the adjustment to the Contract Price; and

9.1.1.3 The extent of the adjustment to the Contract Time(s).

9.1.2 All changes in the Work authorized by applicable Change Order shall be performed under the applicable conditions of the Contract Documents. Owner and Design-Builder shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for such changes.

9.1.3 The Contract Pricing and Work Completion Time may only be changed by executed Change Order. Change Orders are generally bilateral signed by the Design-Builder and by Owner. Owner may also issue unilateral Change Orders, should there be an impasse on executing a bilateral agreement or time does not permit further negotiations.

9.1.4 No extra work or change in the Contract Documents shall be made unless by a written Change Order approved by Owner. No claim for any change to the Contract Pricing or Work Completion Time shall be valid unless so ordered. A Change Order signed by the Design-Builder conclusively establishes the Design-Builder's agreement therewith, including the adjustment in the Contract Pricing and the Work Completion Time. Owner reserves the right to contract with any person or firm other than the Design-Builder for any or all changed work.

9.1.5 Accord and Satisfaction. It is the intent of Owner to settle each Change Order full and final at the time the Change Order is issued. Therefore, the following language will be deemed incorporated into all Change Orders: "The undersigned hereby proposes and agrees to furnish any and all labor, material and equipment, including all overhead and profit, in strict accordance with the requirements of the original Contract Documents except as specifically above noted otherwise for the sum stated above, and that are required in connection with the above proposed change. By signing the Change Order, the Design-Builder acknowledges and agrees, on behalf of himself, all subcontractors, and all suppliers, that the stipulated compensation includes payment for all work contained in the Change Order, plus all payment for the interruption of schedules, extended overhead costs, delay, all impacts, and ripple effect of cumulative impact on all other work under this Contract. The signing of the Change Order indicates that the Change Order constitutes the compensation (time and cost) set forth in the Change Order and comprises the total compensation due the Design-Builder, all subcontractors, and all suppliers, for the Work or change defined in the

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Change Order, including impact on unchanged work. The Design-Builder is in full mutual accord and satisfaction with the change, and that the time and /or cost under the Change Order constitute the total equitable adjustment owed the Design-Builder, all subcontractors, and all suppliers, as a result of the changes. The Design-Builder. on behalf of the Design-Builder, all subcontractors, and all suppliers, agrees to waive all right, without exception or reservation of any kind whatsoever, to file any further Claim related to this Change Order No further Claim or request for equitable adjustment of any type shall arise out of or as a result of this Change Order or the impact of this Change Order on the remainder of the Work under the Contract. The Design-Builder further agrees to indemnify and hold the Owner and its agents harmless from any further Claims, requests for equitable adjustment, or damages raised by subcontractors or suppliers at any tier, as a result of the Work under this Contract. The Design-Builder, on behalf of the Design-Builder, all subcontractors, and all suppliers, expressly waives the benefits of the provisions of Section 1542 of the Civil Code, which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR." The Owner and the Design-Builder hereby agree that this Change Order constitutes full mutual accord and satisfaction for all time, all costs, and all impacts related directly to this Change Order."

9.1.6 Unilateral Change Order. In case of failure on the part of Owner and the Design-Builder to arrive at an agreement on the amount of a credit or an extra cost for a proposed change to the Contract Documents, a unilateral Change Order will be processed in the amount believed by Owner to be reasonable and the Design-Builder shall proceed with the Work. If the Design-Builder believes that the amount set forth in the unilateral Change Order is not a reasonable payment for the Work required, the Design-Builder may file a Claim and request for review in accordance with Article 10.

9.1.7 No oral statement of any person including the Design-Builder's personnel shall in any manner or degree modify or otherwise affect the terms of this Contract.

9.1.8 Contractor’s Overhead and Profit Limitation - For all negotiated Change Orders the allowance for overhead and profit shall include full compensation for superintendence, insurance premiums, taxes, field office expense, extended overhead, home office overhead, and all other items of expense or cost not included in the cost of labor, materials, or equipment provided for in this Article. The allowance for overhead and profit shall not exceed the following schedule:

OverheadProfit

Labor =10 percent5 percent

Materials =10 percent5 percent

Equipment = 10 percent5 percent

9.1.9 Subcontractor Mark Up - It is understood that labor, materials, and equipment may be furnished by the Contractor or by a Subcontractor on behalf of the Contractor. When all or any part of the extra work is performed by a Subcontractor, the allowance specified herein shall be applied to the labor, materials, and equipment costs of the Subcontractor, to which the Contractor may add 5 percent of the Subcontractor's total cost for the extra work. Regardless of the number of hierarchical tiers of Subcontractors, the 5 percent increase above the performing subcontractor's total cost, which includes the allowances for overhead and profit may be applied one time only.

9.1.10 Equipment Rental Rates – Rental equipment required specifically for the Additional Work. Whenever possible, changed work will be accomplished using equipment available on-site or owned by the Contractor. If no on-site equipment can be used and a specific piece of equipment must be rented to be used exclusively for the changed work, the rental rate that will apply will be the rate shown on the supplier’s invoice.

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9.1.11 Design-Builder's Extra Work Report - In order to be paid for extra work based on time and materials, the Design-Builder must submit a daily Extra Work Report on a form provided by the Owner's Representative. The form must be completely filled out based on the provisions of this Article and signed by the Design-Builder and Owner's Representative at the end of each workday. Failure to complete the form and obtain appropriate signatures by the next working day after the Work was completed will result in Design-Builder's costs for extra work being disallowed until such form is completed and agreed to by the Owner's Representative. Delay in submitting the form beyond seven (7) days will result in the Owner's records becoming the official record for payment purposes.

9.1.12 Except as otherwise provided in this Article, Change Orders shall not include:

a. Overhead Costs - Payroll costs and other compensation of Design-Builder's officers, executives, principals, general manager, engineers, architects, estimators, attorneys, auditors, accountants, purchasing and contracting agents, timekeepers, clerks and other personnel employed by Design-Builder whether at the site or in Design-Builder's principal office, a branch office or material yard and ship for general administration of the Work or not specifically covered by this Article all of which are to be considered administrative costs covered by the Design-Builder's allowance for overhead and profit.

b. Office Expense - Expenses of Design-Builder's principal and branch offices.

c. Capital Expenses - Any part of Design-Builder's capital expenses, including interest on Design-Builder's capital employed for the Work and charges against Design-Builder for delinquent payments.

d. Premiums - Cost of premiums for all Bonds and for all insurance whether or not Design-Builder is required by the Contract Documents to purchase and maintain the same.

e. Negligence - Costs due to the negligence of Design-Builder, any Subcontractor, or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, including but not limited to the correction of defective work, disposal of materials or equipment wrongly supplied, and making good any damage to property.

f. Other - Other overhead or general expense costs of any kind and the cost of any item not specifically and expressly included in this Article.

g. Small Tools - Cost of small tools valued at less than $500 and that remain the property of the Design-Builder.

h. Administrative Costs - Costs associated with the preparation of Change Orders (whether or not ultimately authorized), cost estimates, or the preparation or filing of claims.

i. Anticipated Lost Profits - Expenses of the Design-Builder associated with anticipated lost profits or lost revenues, lost income or earnings, lost interest on earnings or unpaid retainage.

j. Home Office Overhead - Costs derived from the computation of a "home office overhead" rate by application of the Eichleay, Allegheny, Burden Fluctuation, or other similar methods.

k. Special Consultants and Attorneys - Costs of special consultants or attorneys, whether or not in the direct employ of the Design-Builder, employed for services specifically related to the resolution of a claim, dispute, or other matter relating to the acceptability of the Work.

9.1.12 No Additional Compensation for Overtime - Except as otherwise provided in this Article, the Design-Builder shall receive no additional compensation for overtime Work (i.e., work in excess of 8 hours in any one calendar day or 40 hours in any one calendar week), even though such overtime Work may be required under emergency conditions and may be ordered by the Owner in

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writing. Owner will pay additional compensation to the Design-Builder for overtime Work only in the event extra Work is ordered by the Owner, and the Change Order specifically authorizes the use of overtime Work and then only to such extent as overtime wages are regularly being paid by the Design-Builder for overtime Work of a similar nature in the same locality.

9.2Work Change Directives.

9.2.1 Owner and Design-Builder shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for the Work Change Directive. Upon reaching an agreement, the parties shall prepare and execute an appropriate Change Order reflecting the terms of the agreement.

9.3Minor Changes in the Work.

9.3.1 Minor changes in the Work do not involve an adjustment in the Contract Price and/or Contract Time(s) and do not materially and adversely affect the Work, including the design, quality, performance and workmanship required by the Contract Documents. Design-Builder may request in writing minor changes in the Work consistent with the intent of the Contract Documents and may proceed with such changes upon receiving written concurrence from the Owner.

9.4Contract Price Adjustments.

9.4.1 The increase or decrease in Contract Price resulting from a change in the Work shall be determined by one or more of the following methods:

9.4.1.1 Unit prices set forth in the Agreement or as subsequently agreed to between the parties;

9.4.1.2 A mutually accepted lump sum, properly itemized and supported by sufficient substantiating data to permit evaluation by Owner;

9.4.1.3 Costs, fees and any other markups set forth in the Agreement; or

9.4.1.4 If an increase or decrease cannot be agreed to as set forth in items 9.4.1.1 through 9.4.1.3 above and Owner may issue a Work Change Directive, the cost of the change of the Work shall be determined by the reasonable expense and savings in the performance of the Work resulting from the change, including a reasonable overhead and profit, as may be set forth in the Agreement.

9.4.2 If unit prices are set forth in the Contract Documents or are subsequently agreed to by the parties, but application of such unit prices will cause substantial inequity to Owner or Design-Builder because of differences in the character or quantity of such unit items as originally contemplated, such unit prices shall be equitably adjusted.

9.5Emergencies

9.5.1 In any emergency affecting the safety of persons and/or property, Design-Builder shall act, at its discretion, to prevent threatened damage, injury or loss. Any change in the Contract Price and/or Contract Time(s) on account of emergency work shall be determined as provided in this Article 9.

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Article 10

Contract Adjustments and Disputes

10.1Requests for Contract Adjustments and Relief

10.1.1 Claims. For purposes of this Article, “Claim” means a separate demand by the Design-Builder for one of more of the following: (A) a time extension, (B) payment of money or damages arising from Work done by or on behalf of the Design-Builder pursuant to the Contract, or (C) an amount the payment of which is disputed by the Owner. In accordance with California Public Contract Code Section 20104.2 and Public Contract Code Section 9204, presuming Design-Builder has diligently pursued and exhausted the administrative procedures of the Contract, the procedures in this Article apply to claims between the Design-Builder and the Owner.

10.1.2 If the Design-Builder believes that it is entitled to relief against the Owner for any event arising out of or related to the Work or Project, Design-Builder shall provide written notice to the Owner of the basis for its claim for relief, as provided for in Articles 8 and 9. In the event that the Design-Builder does not accept the Owner's decision on a Change Order Request, the Design-Builder must within 30 calendar days of a written rejection submit in writing and in electronic form to the Owner with all documentation which it believes relate to the issues it is raising ("Dispute Submittal"). All disputes and negotiations shall be documented by each Party in writing in accordance with the Agreement and shall state each claim specifically, show the calculation and basis for each claim for compensation and the schedule (including fragnet) analysis for each schedule demand. Any claim that lacks specific calculation or documentary support will not be considered, and will be a waiver of that claim so that no further administrative or judicial action may be taken. Pursuant to California Civil Code section 1511, the Parties agree that any failure to submit a timely and properly documented Contractor Change Request or Dispute Submittal shall constitute a waiver by Design-Builder of any claim for additional compensation, time or impact costs from Owner.

10.1.3 Certification of Dispute Submittal. Any claim, including without limitation any claim filed on behalf of or having its source in a claim by subcontractor, sub-subcontractor, or supplier, at any tier, which the Design-Builder chooses to make to Owner, shall be accompanied by the certification language set forth below signed by a responsible managing officer of the Design-Builder's organization, who has the authority to sign subcontracts or Purchase Orders on behalf of the Design-Builder, and who has personally investigated and confirmed the truth and accuracy of the matters set forth in such certification. Submission of certification in accordance herewith is a condition precedent to Owner's consideration of or decision on the claim and to the filing and maintenance of any legal action or proceeding to enforce or recover monies under such claim. Failure to submit such a certification along with the claim shall result in the claim being returned to the Design-Builder without any decision, and shall waive the Design-Builder’s right to pursue the claim either on its own behalf or on behalf of such subcontractor or supplier.

10.1.4 The certification shall state: “I hereby certify under penalty of perjury that I am a managing officer of (Design-Builder’s name) and that I have reviewed the Claim presented herewith on Design-Builder’s behalf and/or on behalf of (subcontractor’s/supplier's name(s)) and that the following statements are true and correct:

The facts alleged in or that form the basis for the Claim are true and accurate; and, Design-Builder does not know of any facts or circumstances, not alleged in the Claim, that by reason of their not being alleged render any fact or statement alleged in the Claim materially misleading; and,

Design-Builder has, with respect to any request for money or damages alleged in or that forms the basis for the Claim, reviewed the job cost records (including those maintained by Design-Builder and by any subcontractor or supplier, of any tier, that is asserting all or

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any portion of the Claim) and confirmed with mathematical certainty that the losses or damages suffered by Design-Builder and /or such subcontractor or supplier were in fact suffered in the amounts and for the reasons alleged in the Claim; and,

Design-Builder has, with respect to any request for extension of time or claim of delay, disruption, hindrance or interference alleged in or that forms the basis for the Claim, reviewed the job schedules(including those maintained by Design-Builder and by any subcontractor or supplier, of any tier, that is asserting all or any portion of the Claim) and confirmed on an event-by-event basis that the delays or disruption suffered by Design-Builder and /or such subcontractor or supplier were in fact experienced for the durations, in the manner, and with the consequent effects on the time and/or sequence of performance of the Work, as alleged in the Claim; and,

Design-Builder has not received payment from Owner for, nor has Design-Builder previously released Owner from any portion of the Claim."

Design-Builder Signature Line_______________

10.1.5 Owner's Response. Upon receipt of a claim pursuant to this Article, the Owner shall conduct a reasonable review of the claim and provide a written response to the Design-Builder within 45 days of the date of the claim, identifying the portion of the claim that is disputed and the portion that is undisputed. Upon receipt of a claim, the Owner and the Design-Builder may, by mutual agreement, extend the time period provided in this subdivision.

10.1.5.1 All amounts that the Owner identifies in its response as undisputed must be processed and paid within 60 days of the Owner’s response. Pursuant to Public Contract Code section 9204(d)(4), if the Owner fails to pay within 60 days, undisputed amounts not paid will bear interest at 7 percent per annum.

10.1.5.2 If the Owner needs approval from its governing body to provide the Design-Builder a written statement identifying the disputed portion and the undisputed portion of the claim, and the Owner’s governing body does not meet within the 45 days or within the mutually agreed to extension of time following receipt of a claim sent by registered mail or certified mail, return receipt requested, the Owner shall have up to (3) three days following the next duly publicly noticed meeting of the Owner’s governing body after the 45-day period, or extension, expires to provide the Design-Builder a written statement identifying the disputed portion and the undisputed portion.

10.1.6 Meet and Confer. If the Design-Builder disputes the Owner’s written response, or the Owner fails to respond within the time prescribed, the Design-Builder may so notify the Owner, in writing, either within 15 days of receipt of the Owner’s response or within 15 days of the Owner’s failure to respond within the time prescribed, respectively, and demand an informal conference to meet and confer for settlement of the issues in dispute. Upon receipt of a demand, the Owner shall schedule a meet and confer conference within 30 days for settlement of the dispute.

10.1.7 Mediation. Within 10 business days following the conclusion of the meet and confer conference, if the claim or any portion of the claim remains in dispute, the Owner shall provide the Design-Builder a written statement identifying the portion of the claim that remains in dispute and the portion that is undisputed. Any payment due on an undisputed portion of the claim shall be processed and made within 60 days after the Owner issues its written statement. If the Owner fails to pay within 60 days, undisputed amounts not paid will bear interest at 7 percent per annum. Any disputed portion of the claim, as identified by the Design-Builder in writing, shall be submitted to nonbinding mediation, with the Owner and the Design-Builder sharing the associated costs equally. The Owner and Design-Builder shall mutually agree to a mediator within 10 business days after the disputed portion of the claim has been identified in writing, unless the parties agree to select a mediator at a later time.

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10.1.7.1 If the parties cannot agree upon a mediator, each party shall select a mediator, and those mediators shall select a qualified neutral third party to mediate with regard to the disputed portion of the claim. Each party shall bear the fees and costs charged by its respective mediator in connection with the selection of the neutral mediator.

10.1.7.2 For purposes of this section, mediation includes any nonbinding process, including, but not limited to, neutral evaluation or a dispute review board, in which an independent third party or board assists the parties in dispute resolution through negotiation or by issuance of an evaluation. Any mediation utilized shall conform to the timeframes in this section.

10.1.7.3 Unless otherwise agreed to by the Owner and the Design-Builder in writing, the mediation conducted pursuant to this section shall excuse any further obligation under Public Contract Code Section 20104.4 to mediate after litigation has been commenced.

10.1.7.4 This section does not preclude the Owner from requiring arbitration of disputes under private arbitration or the Public Works Contract Arbitration Program, if mediation under this section does not resolve the parties’ dispute.

10.1.7.5 The mediation shall be held no earlier than the date the Design-Builder completes the Work or the date that the Design-Builder last performs Work, whichever is earlier. All unresolved claims shall be considered jointly in a single mediation, unless a new unrelated claim arises after mediation is complete.

10.2Legal Proceedings

10.2.1 Civil Actions. Procedures for civil actions to resolve claims of $375,000 or less between the City and the Design-Builder are governed pursuant to Public Contract Code Section 20104.4.

10.2.2 Government Code Claims. In addition to any and all contract requirements pertaining to notices of and requests for compensation or payment for extra Work, disputed Work, construction claims and/or changed conditions, the Design-Builder must comply with the claim procedures set forth in Government Code Sections 900, et seq. prior to filing any lawsuit against the Owner. Such Government Code claims and any subsequent lawsuit based upon the Government Code claims shall be limited to those matters that remain unresolved after all procedures pertaining to the extra Work, disputed Work, construction claims, and/or changed conditions have been followed by the Design-Builder. If no such Government Code claim is submitted, or if the prerequisite contractual requirements are not satisfied, no action against the Owner may be filed. A Government Code claim must be filed no earlier than the date the Work is completed or the date the Design-Builder last performs Work on the Project, whichever occurs first. A Government Code claim shall be inclusive of all unresolved claims unless a new unrelated claim arises after the Government Code claim is submitted.

10.2.3 Non-Waiver. The Owner’s failure to respond to a claim from the Design-Builder within the time periods described in this Article or to otherwise meet the time requirements of this Article shall result in the claim being deemed rejected in its entirety. A claim that is denied by reason of the Owner's failure to have responded to a claim, or its failure to otherwise meet the time requirements of this section, shall not constitute an adverse finding with regard to the merits of the claim or the responsibility or qualifications of the Design-Builder.

10.2.4 Forum for Dispute Resolution. It is the express intention of the parties that all legal proceedings related to this Agreement or to the Project or to any rights or any relationship between the parties arising therefrom shall be solely and exclusively initiated and maintained in San Luis Obispo County Superior Court. The Design-Builder and Owner each irrevocably consent to the jurisdiction of such courts in any such legal proceeding and waives any objection it may have to the laying of the jurisdiction of any such legal proceeding.

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10.2.5 The prevailing party in any legal action or proceeding, or any other final, binding dispute proceeding upon which the parties may agree, shall be entitled to recover from the other party actual attorneys’ fees and expenses incurred by the prevailing party.

10.3Duty to Continue Performance

10.3.1 Unless provided to the contrary in the Contract Documents, Design-Builder shall continue to perform the Work and Owner shall continue to satisfy its payment obligations to Design-Builder, pending the final resolution of any dispute or disagreement between Design-Builder and Owner.

Article 11

Suspension and Termination for Cause

11.1Owner’s Right to Suspend Work

11.1.1 Owner may suspend all or any part of the Work by written order signed by Owner ("Suspension Order"), without invalidating the Agreement, for such period or periods as it may deem necessary due to:

11.1.1.1 Any reason for the convenience of the Owner, with or without cause;

11.1.1.2 An order from a state or federal court or a government administrative agency; or

11.1.1.3 The Design-Builder's failure to perform any provision of the Contract Documents.

11.1.2 Upon receipt from Owner of a Suspension Order, the Design-Builder shall, unless the notice requires otherwise:

11.1.2.1 Immediately discontinue work on the date and to the extent specified in the notice;

11.1.2.2 Place no further orders or subcontracts for material, services, or facilities with respect to suspended work other than to the extent required in the notice;

11.1.2.3 Promptly make every reasonable effort to obtain suspension in terms satisfactory to Owner of all orders, subcontracts and rental agreements to the extent they relate to performance of suspended work;

11.1.2.4 Continue to protect and maintain the Work including those portions on which work has been suspended; if the Design-Builder fails to properly provide for public safety, traffic, and protection of the Work during periods of suspension, Owner may elect to do so and back charge or deduct the cost thereof from monies due the Design-Builder. Such actions will not relieve the Design-Builder from liability.

11.1.2.5 Within three (3) days of the receipt of the Suspension Order, submit a suspension plan to Owner for acceptance. The plan shall describe how the Design-Builder will store all materials in a manner so that the materials will not become an obstruction or become damaged in any way, what cost effective methods it will employ to prevent damage to or deterioration of the Work and otherwise protect the Work, how suitable drainage will be provided, what temporary structures will be necessary, and how the Design-Builder will prepare for resuming the Work for the least possible remobilization cost. After the plan is accepted, the Design-Builder shall implement it in accordance with instructions received from Owner; and

11.1.2.6 Take any and all measures to minimize costs associated with such suspension.

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11.1.3 Under no circumstance shall a suspension absolve the Design-Builder or the Design-Builder's sureties of the duties and responsibilities guaranteed under the performance and payment bond(s). The Design-Builder shall again proceed with the Work when it is ordered to do so in writing by Owner.

11.1.4 Design-Builder is entitled to seek an adjustment of the Contract Price and/or Contract Time(s) if its cost or time to perform the Work has been adversely impacted by any suspension of the Work by Owner. If the Design-Builder intends to assert a claim for compensation or time extension under this Article, it must, and not withstanding any time limitations specified elsewhere in the Contract Documents, within seven (7) calendar days after receipt of notice to resume work, submit to Owner a Contractor Change Request setting forth the schedule impact and monetary impact of the suspension in sufficient detail to permit thorough analysis. Adjustment of work Completion Time, if appropriate, will be made pursuant to the provisions of the Contract Documents. Adjustment of the not to exceed contract amount, if any, will be within the Owner’s sole discretion and shall not, in any event, exceed the cost of the extra work resulting from such suspension. Such cost, if any, shall be determined in accordance with the Contract Documents. Pursuant to California Civil Code section 1511, the Parties agree that any failure to submit a timely and properly documented Contractor Change Request shall constitute a waiver by Design-Builder of any claim for additional compensation, time or impact costs from Owner.

11.1.5 Suspension due to a ruling of City, State or Federal Court -- The Suspension Order will identify the court or agency ruling which caused the suspension, and subject to Owner approval, may extend the Work Completion Time by the stated amount of time specified by the court or agency order. If the ruling causes suspension for an indefinite period of time and as a result a time extension cannot be established, the Suspension Order may also be for an indefinite period of time, subject to Owner approval. If the Suspension Order is issued because of acts or omissions of the Design-Builder, the Design-Builder shall not be entitled to a time extension or payment for any additional costs it incurs.

11.1.6 Suspension Resulting from Design-Builder’s Failure to Perform -- If a Suspension Order results from the Design-Builder's failure to satisfactorily perform any of the provisions of the Agreement, including but not limited to faulty workmanship, safety concerns, improper or inadequate manpower, equipment, supplies or supervision, or failure to perform the Work or pay employees, subcontractors or suppliers in a timely manner, the Suspension Order will identify the reason, or reasons, for the order. In this circumstance, no time extension will be authorized for the Design-Builder and any costs to the Design-Builder resulting from such Suspension Order will not be reimbursed by Owner. A Suspension Order issued under these circumstances will remain in effect until the Design-Builder has removed or corrected the grounds for the suspension, or the Suspension Order expires by its terms.

11.2Owner’s Right to Perform and Terminate for Cause

11.2.1 If Design-Builder persistently fails to (i) provide a sufficient number of skilled workers, (ii) supply the materials required by the Contract Documents, (iii) comply with applicable Legal Requirements, (iv) timely pay, without cause, Design Consultants or Subcontractors, (v) prosecute the Work with promptness and diligence to ensure that the Work is completed by the Contract Time(s), as such times may be adjusted, or (vi) perform material obligations under the Contract Documents, then Owner, in addition to any other rights and remedies provided in the Contract Documents or by law, shall have the rights set forth in Sections 11.2.2 and 11.2.3 below.

11.2.2 Upon the occurrence of an event set forth in Section 11.2.1 above, Owner may provide written notice to Design-Builder that it intends to terminate the Design-Builder's performance unless the problem cited is cured, or commenced to be cured, within seven (7) days of Design-Builder’s receipt of such notice. If Design-Builder fails to cure, or reasonably commence to cure such problem, then Owner may give a second written notice to Design-Builder of its intent to terminate within an additional seven (7) day period. If Design-Builder, within such second seven (7) day period, fails to cure, or reasonably commence to cure, such problem, then Owner may

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declare the Agreement terminated for default by providing written notice to Design-Builder of such declaration.

11.2.3 Upon declaring the Agreement terminated pursuant to Section 11.2.2 above, Owner may elect to:

11.2.3.1 Enter upon the premises and take possession, for the purpose of completing the Work, of all materials, equipment, scaffolds, tools, appliances and other items thereon, which have been purchased or provided for the performance of the Work, all of which Design-Builder hereby transfers, assigns and sets over to Owner for such purpose, and to employ any person or persons to complete the Work and provide all of the required labor, services, materials, equipment and other items. In the event of such termination, Design-Builder shall not be entitled to receive any further payments under the Contract Documents until the Work shall be finally completed in accordance with the Contract Documents. At such time, if the unpaid balance of the Contract Price exceeds the cost and expense incurred by Owner in completing the Work, such excess shall be paid by Owner to Design-Builder. Notwithstanding the preceding sentence, if the Agreement establishes a Guaranteed Maximum Price, Design-Builder will only be entitled to be paid for Work performed prior to its default. If Owner’s cost and expense of completing the Work exceeds the unpaid balance of the Contract Price, then Design-Builder shall be obligated to pay the difference to Owner. Such costs and expense shall include not only the cost of completing the Work, but also losses, damages, costs and expense, including attorneys’ fees and expenses, incurred by Owner in connection with the re-procurement and defense of claims arising from Design-Builder’s default, subject to the waiver of consequential damages set forth in Article 13 in the Central Coast Blue AWPF Design-Build Agreement hereof; or

11.2.3.2 Serve written notice upon the Design-Builder and its surety on its performance bond demanding satisfactory compliance with the Contract.

i.If the surety assumes the Contract, all money which may become due the Design-Builder shall be payable to the surety as the Work progresses, subject to the terms of the Contract.

ii.If the surety does not assume the Contract and commence performance of the Work within twenty-one (21) days after receiving the Executive Director’s notice and demand, or fails to continue to comply, the Executive Director may remove the surety from the premises. If the surety bond has provisions contrary to this right, then the 60 day time limit stated elsewhere in this Contract shall apply.

iii.Upon any Surety default, Owner may then take possession of all material and equipment and complete the Work by use of its own forces, by letting the unfinished work to another Design-Builder, or by a combination of such methods. In any event, the cost of completing the Work shall be charged against the Design-Builder and its surety and may be deducted from any money due or becoming due from the Design-Builder. If the amount unpaid under the Agreement is insufficient for completion, the Design-Builder or surety shall pay to Owner within five (5) days after the completion and an itemized demand for payment from Owner, all costs and damages incurred by Owner in excess of the amount unpaid under the Agreement.

11.2.4 If Owner improperly terminates the Agreement for cause, the termination for cause will be converted to a termination for convenience in accordance with the provisions of Article 8 of the Agreement.

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11.5Bankruptcy of Owner or Design-Builder

11.5.1 If either Owner or Design-Builder institutes or has instituted against it a case under the United States Bankruptcy Code (such party being referred to as the “Bankrupt Party”), such event may impair or frustrate the Bankrupt Party’s ability to perform its obligations under the Contract Documents. Accordingly, should such event occur:

11.5.1.1 The Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future material obligations under the Contract Documents, which assurances shall be provided within ten (10) days after receiving notice of the request; and

11.5.1.2 The Bankrupt Party shall file an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within sixty (60) days of the institution of the bankruptcy filing and shall diligently prosecute such action.

If the Bankrupt Party fails to comply with its foregoing obligations, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated and pursue any other recourse available to the non-Bankrupt Party under this Article 11.

11.5.2 The rights and remedies under Section 11.5.1 above shall not be deemed to limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract Documents or by law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code or the right of Design-Builder to stop Work under any applicable provision of these General Conditions of Agreement.

Article 12

Electronic Data

12.1Electronic Data

12.1.1 The parties recognize that Contract Documents, including drawings, specifications and three-dimensional modeling (such as Building Information Models) and other Work Product may be transmitted among Owner, Design-Builder and others in electronic media as an alternative to paper hard copies (collectively “Electronic Data”).

12.2Transmission of Electronic Data

12.2.1 Owner and Design-Builder shall agree upon the software and the format for the transmission of Electronic Data. Each party shall be responsible for securing the legal rights to access the agreed-upon format, including, if necessary, obtaining appropriately licensed copies of the applicable software or electronic program to display, interpret and/or generate the Electronic Data.

12.2.2 Neither party makes any representations or warranties to the other with respect to the functionality of the software or computer program associated with the electronic transmission of Work Product. Unless specifically set forth in the Agreement, ownership of the Electronic Data does not include ownership of the software or computer program with which it is associated, transmitted, generated or interpreted.

12.2.3 By transmitting Work Product in electronic form, the transmitting party does not transfer or assign its rights in the Work Product. The rights in the Electronic Data shall be as set forth in

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Article 5 of the Agreement. Under no circumstances shall the transfer of ownership of Electronic Data be deemed to be a sale by the transmitting party of tangible goods.

12.3Electronic Data Protocol

12.3.1 The parties acknowledge that Electronic Data may be altered or corrupted, intentionally or otherwise, due to occurrences beyond their reasonable control or knowledge, including but not limited to compatibility issues with user software, manipulation by the recipient, errors in transcription or transmission, machine error, environmental factors, and operator error. Consequently, the parties understand that there is some level of increased risk in the use of Electronic Data for the communication of design and construction information and, in consideration of this, agree, and shall require their independent contractors, Subcontractors and Design Consultants to agree, to the following protocols, terms and conditions set forth in this Section 12.3.

12.3.2 Electronic Data will be transmitted in the format agreed upon in Section 12.2.1 above, including file conventions and document properties, unless prior arrangements are made in advance in writing.

12.3.3 The Electronic Data represents the information at a particular point in time and is subject to change. Therefore, the parties shall agree upon protocols for notification by the author to the recipient of any changes which may thereafter be made to the Electronic Data, which protocol shall also address the duty, if any, to update such information, data or other information contained in the electronic media if such information changes prior to Final Completion of the Project.

12.3.4 The transmitting party specifically disclaims all warranties, expressed or implied, including, but not limited to, implied warranties of merchantability and fitness for a particular purpose, with respect to the media transmitting the Electronic Data. However, transmission of the Electronic Data via electronic means shall not invalidate or negate any duties pursuant to the applicable standard of care with respect to the creation of the Electronic Data, unless such data is materially changed or altered after it is transmitted to the receiving party, and the transmitting party did not participate in such change or alteration.

Article 13

Miscellaneous

13.1Confidential Information

13.1.1 Confidential Information is defined as information which is determined by the transmitting party to be of a confidential or proprietary nature and: (i) the transmitting party identifies as either confidential or proprietary; (ii) the transmitting party takes steps to maintain the confidential or proprietary nature of the information; and (iii) the document is not otherwise available in or considered to be in the public domain. The receiving party agrees to maintain the confidentiality of the Confidential Information and agrees to use the Confidential Information solely in connection with the Project.

13.1.2 The parties understand that all the material provided or produced under this Agreement may be subject to the California Public Records Act, Cal. Government Code section 6250, et seq., and that in the event of a request to the Owner for disclosure of such information, the Owner shall advise the Design-Builder of such request in order to give the Design-Builder the opportunity to object to the disclosure of any of its proprietary or confidential material. In the event of the filing of a lawsuit to compel such disclosure, the Owner will tender all such material to the court for judicial determination of the issue of disclosure and the Design-Builder agrees to intervene in such lawsuit to protect and assert its claims of privilege against disclosure of such material. The Design-Builder further agrees to defend, indemnify and save and hold harmless the Owner, its council, officers,

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agents and employees, from any claim, damages, expense, loss or costs arising out of the Design-Builder’s intervention to protect and assert its claims of privilege against disclosure under this Article including, but not limited to, prompt reimbursement to the Owner of all reasonable attorney fees, costs and damages that the Owner may incur directly or may be ordered to pay by such court.

13.2Assignment

13.2.1 Neither Design-Builder nor Owner shall, without the written consent of the other assign, transfer or sublet any portion or part of the Work or the obligations required by the Contract Documents.

13.2.2 For purposes of this Contract, the terms “transfer” and “assign” shall include, but not be limited to, the following:

13.2.2.1 If the Design-Builder is a joint venture, a limited liability company, or a partnership, the transfer of fifty percent (50%) or more of the interest or membership in the joint venture, the limited liability company, or the partnership;

13.2.2.2 If the Design-Builder is a corporation, any cumulative or aggregate sale, transfer, merger, assignment, or hypothecation of fifty percent (50%) or more of the voting shares of the Design/Builder;

13.2.2.3 The dissolution by any means of Design-Builder; and

13.2.2.4 A change in business or corporate structure. Any such transfer, assignment, mortgaging, pledging, or encumbering of Design/Builder without the written consent of the Owner is a violation of this Contract and shall be voidable at Owner’s option and shall confer no right, title, or interest in or to this Contract upon the assignee, mortgagee, pledgee, encumbrance, or other lien holder, successor, or purchaser.

13.3Successorship

13.3.1 Design-Builder and Owner intend that the provisions of the Contract Documents are binding upon the parties, their employees, agents, heirs, successors and assigns.

13.4Governing Law

13.4.1 The Agreement and all Contract Documents shall be governed by the laws of the place of the Project, without giving effect to its conflict of law principles.

13.5Severability

13.5.1 If any provision or any part of a provision of the Contract Documents shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Contract Documents, which shall remain in full force and effect as if the unenforceable provision or part were deleted.

13.6No Waiver

13.6.1 The failure of either Design-Builder or Owner to insist, in any one or more instances, on the performance of any of the obligations required by the other under the Contract Documents shall not be construed as a waiver or relinquishment of such obligation or right with respect to future performance.

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13.7Headings

13.7.1 The headings used in these General Conditions of Contract, or any other Contract Document, are for ease of reference only and shall not in any way be construed to limit or alter the meaning of any provision.

13.8Notice

13.8.1 Whenever the Contract Documents require that notice be provided to the other party, notice will be deemed to have been validly given (i) if delivered in person to the individual intended to receive such notice, (ii) four (4) days after being sent by registered or certified mail, postage prepaid to the address indicated in the Agreement, or (iii) if transmitted by facsimile, by the time stated in a machine generated confirmation that notice was received at the facsimile number of the intended recipient.

13.9Amendments

13.9.1 The Contract Documents may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each party.

13.10No Third Party Beneficiary

13.10.1 It is expressly understood and agreed that the enforcement of the terms and conditions of the Contract, and all rights of action relating to such enforcement, shall be strictly reserved to the Owner and the Design-Builder, and that nothing contained in the Contract shall give or allow any claim or right of action by any other or third person under the Contract. It is the express intention of the Owner and the Design-Builder that any member of the public, subcontractor, supplier, material man, tradesman, vendor or other person or entity other than the Owner or the Design-Builder receiving services or benefits under the Contract shall be deemed to be an incidental beneficiary only. The foregoing shall not, however, impair Owner's status as a third party beneficiary of subcontracts of any tier for the performance of work or delivery of services, material or equipment to the Project.

13.11Labor and Prevailing Wages

13.11.1 The Design-Builder, its agents, and employees shall be bound by and comply with applicable provisions of the California Labor Code and Federal, State, and local laws related to labor. The Design-Builder shall strictly adhere to the provisions of the California Labor Code. The Design-Builder shall forfeit to the Owner the penalties prescribed in the California Labor Code for violations. In accordance with the California Labor Code, the City has on file and will publish a schedule of prevailing wage rates for the types of work to be done under the Contract. The Design-Builder shall not pay less than these rates.

13.11.2 Each worker shall be paid subsistence and travel as required by the collective bargaining agreements on file with the State of California Department of Industrial Relations. The Design-Builder's attention is directed to Section 1776 of the California Labor Code which imposes responsibility upon the Design-Builder for the maintenance, certification, and availability for inspection of such records for all persons employed by the Design-Builder or subcontractor in connection with the project. The Design-Builder shall agree through the Contract to comply with this Section 1776 and the remaining provisions of the California Labor Code. The Design-Builder shall comply with all DIR regulations, including but not limited to, DIR registration.

13.12Payroll Records

13.12.1 Design-Builder and each subcontractor performing any portion of the Work under this Contract shall keep an accurate record, showing the name, address, social security number, work classification, straight time and overtime hours for each day and week, and the actual per diem

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wages paid to each journeyman, apprentice, worker, professional, salaried, or other employee employed by him or her in connection with the Work.

13.12.2 The payroll records of Design-Builder and each subcontractor (including payroll records for professional or salaried employees) shall be certified and shall be available for inspection at the principal office of Design-Builder.

13.12.3 Design-Builder shall file a certified copy of the payroll records (including those applicable to professional and salaried employees) with Owner within ten (10) days after receipt of a written request from Owner.

13.12.4 Design-Builder shall inform Owner of the location of said payroll records, including the street address, City and County, and shall, within five (5) working days, provide a notice of change of location and address of said payroll records.

13.12.5 In the event of noncompliance with the requirements of this clause, Design-Builder shall have ten (10) days in which to comply subsequent to receipt of written notice specifying in what respect it must comply. Should noncompliance exist after said ten (10) day period, Design-Builder shall, be subject to a fee of Fifty Dollars ($50.00) for each calendar day, or portion thereof, for each worker to whom the noncompliance pertains, until strict compliance is effectuated. Design-Builder acknowledges that, without limitation as to other remedies of enforcement available to Owner, upon the request of the Division of Apprenticeship Standards or the Division of Labor Standards Enforcement of the California Department of Industrial Relations, such penalties shall be withheld from progress payments then due Design-Builder. The Design-Builder shall comply with all laws regarding requirements for certified payrolls, including but not limited to, uploading of certified payrolls.

13.13Labor Discrimination

13.13.1 Attention is directed to the following sections of the Labor Code:

13.13.1.1 Section 1735. No discrimination shall be made in the employment of persons upon Public Works because of race, color, national origin or ancestry, or religion of such persons and every Contractor for Public Works violating this section is subject to all the penalties imposed for a violation of this chapter.

13.13.1.2 Section 1420. It shall be unlawful employment practice, unless based upon a bona fide occupational qualification, or except where based upon applicable security regulations established by the United States or the States or the State of California: for an employer, because of the race, religious creed, color, national origin, or ancestry of any person, to refuse to hire to employ him/her or to bar or to discharge from employment such person, or to discriminate against such person in compensation or in terms, conditions or privileges of employment.

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